UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

VALUEVISION MEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

May 21, 2008

To our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of ValueVision Media, Inc., a Minnesota corporation, to be held at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Wednesday, June 11, 2008 at 9:00 a.m. central time.

The enclosed notice of annual meeting of shareholders and proxy statement describe the matters to come before the meeting.

We hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please take the time to vote. You may vote through the internet, by calling a toll-free telephone number or by completing the enclosed proxy card and mailing it in the enclosed envelope. See the enclosed proxy card for more details on voting. Please send your proxy through the internet, telephone or mail as soon as possible so that your proxy is received prior to the meeting. This will assure that your shares will be represented at the meeting and voted in accordance with your wishes.

Sincerely,

Rene G. Aiu
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Even if you own only a few shares, and whether or not you expect to be present at the meeting, please sign, date and promptly mail the enclosed proxy in the postage-paid reply envelope provided. It is important that your shares be represented.

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2008

To the Shareholders of ValueVision Media, Inc.:

The annual meeting of shareholders of ValueVision Media, Inc. will be held at our offices located at 6690 Shady Oak Road, Eden Prairie (Human Resources Entrance), Minnesota on Wednesday, June 11, 2008 at 9:00 a.m. central time, or at any adjournments or postponements thereof. The meeting is being held for the purpose of considering and taking appropriate action with respect to the following:

1.	to elect eight directors, five of whom will be elected by the holders of shares of our common stock voting separately as a class and three of whom will be elected by the holders of shares of our Series A Redeemable Convertible Preferred Stock voting separately as a class; and

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009;

as well as to transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 18, 2008 will be entitled to receive notice of and to vote at the meeting or any adjournments thereof. This notice and proxy statement will first be sent to shareholders on or about May 21, 2008.

A proxy card for the meeting is enclosed. Whether or not you plan to attend the meeting in person, you are requested to vote your proxy either (1) through the internet at the address listed on the proxy card, (2) by calling a toll-free telephone number listed on the proxy card or (3) by marking, signing and dating the proxy card and mailing it in the enclosed envelope. If you have returned your proxy through the internet, telephone or mail, you may revoke your proxy by following the instructions in the enclosed proxy statement and vote on all matters submitted at the meeting at any time prior to the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE PROPOSALS, INCLUDING VOTING IN FAVOR OF THE NOMINEES TO THE BOARD OF DIRECTORS.

By Order of the Board of Directors

Rene G. Aiu
President and Chief Executive Officer

May 21, 2008
Eden Prairie, Minnesota

PROXY STATEMENT
FOR THE
2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2008

GENERAL INFORMATION

The enclosed proxy is being solicited by our board of directors for use in connection with our annual meeting of shareholders to be held on Wednesday, June 11, 2008 at our offices located at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, at 9:00 a.m., central time, and at any adjournments or postponements. Our telephone number is (952) 943-6000. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders will commence on or about May 21, 2008.

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting in order to vote your shares. Instead, you may follow the instructions below to vote your shares over the telephone or on the internet, or you can complete, sign and return the enclosed proxy card.

What is the purpose of the Annual Meeting?

At the annual meeting we will ask our shareholders to vote on these matters:

1.	to elect a board of directors of eight directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified, five of whom are elected by the holders of our common stock voting separately as a class and three of whom are elected by the holders of our Series A redeemable convertible preferred stock, known as our preferred stock, voting separately as a class; and

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009;

as well as to transact other business that may properly be brought before the meeting.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 18, 2008 will be entitled to vote at the meeting or adjournments thereof. At the close of business on the record date, we had 33,550,834 shares of our common stock outstanding and entitled to vote. In addition, there were 5,339,500 shares of preferred stock outstanding and entitled to vote, all of which were held by GE Capital Equity Investments, Inc., known as GE Commercial Finance. Every share is entitled to one vote on each matter that comes before the meeting.

With respect to proposal 1, the holders of the common stock, voting separately as a class, are entitled to elect five directors and the holders of the preferred stock, voting separately as a class, are entitled to elect three directors. The holders of the common stock and the preferred stock will vote together as one class at the meeting on proposal 2, with the holders of the preferred stock voting on an as converted to common stock basis, meaning the holders of preferred stock will be entitled to 5,339,500 votes on proposal 2. The common stock and preferred stock are collectively referred to in this proxy statement as the voting securities.

Who is entitled to attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting in person. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), and you wish to vote your shares at the meeting, instead of by proxy, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

With respect to proposal 1, the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of (a) the common stock entitled to a separate class vote on five directors at the meeting will constitute a quorum for purposes of this class vote and (b) the preferred stock entitled to a separate class vote on three directors at the meeting will constitute a quorum for purposes of these class votes. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of voting securities entitled to vote at the meeting (with the preferred stock considered on an as converted to common stock basis) will constitute a quorum for the combined class votes on proposal 2.

If a quorum is present, the meeting can proceed. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

How do I vote?

Proxies in the accompanying form that are properly signed and returned to us, voted by telephone or through the internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified.

To vote by mail (preferred shareholders must vote by mail):

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope (we must receive the mailed proxy card prior to the meeting).

To vote by internet:

•	Go to the web site printed on your proxy card 24 hours a day, seven days a week.

•	Complete the electronic ballot and submit your voting instructions.

To vote by telephone:

•	From a touch-tone telephone, call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week.

•	Follow the simple recorded instructions.

If you are a registered shareholder and attend the annual meeting, you may deliver your proxy in person. If you hold your shares in “street name,” you need to obtain a proxy form from the institution that holds your shares. Shareholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to elect directors?

Election of Directors.  With respect to proposal 1, five directors are to be elected by the holders of our common stock voting separately as a class and three directors are to be elected by the holders of our preferred stock voting separately as a class. In each separate class vote, the directors will be elected by each receiving a plurality of the votes cast by the holders of the outstanding shares of common stock and preferred stock, as applicable, present in person or by proxy and entitled to vote.

Other Items.  The affirmative vote of the holders of a majority of the outstanding shares of voting securities (voting as a single class) present in person or by proxy and entitled to vote is required to ratify proposal 2. For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding voting securities entitled to vote and present in person or represented by proxy at the meeting is required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of an “abstention” or “withhold” vote on the proposals to be voted on at the meeting?

A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because other proposals requires the affirmative vote of the holders of a majority of the voting securities present and entitled to vote on each proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals. A “withhold” vote with respect to any director nominee will be counted for purposes of determining whether there is a quorum and will have the effect of a vote against the nominee.

What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?

A “broker non-vote” occurs if your shares are not registered in your name and you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable New York Stock Exchange rules. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq Global Market. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter. Therefore, broker non-votes will not have any effect on any of the matters to be voted on at the meeting.

Under New York Stock Exchange rules, the election of directors and the ratification or appointment of independent accountants are routine items. As a result, brokers who do not receive instructions as to how to vote on these matters generally may vote on these matters in their discretion.

What is the recommendation of the board of directors on my voting my shares?

Our board of directors recommends a vote for the election of each of the nominees to the board of directors set forth in proposal 1 to constitute the board of directors and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What if I do not specify a choice for a matter when returning a proxy

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares for the election of each of the nominees to the board of directors set forth in proposal 1 to constitute the board of directors and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our shares. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

How may I obtain additional copies of the annual report?

Our annual report for our fiscal year ended February 2, 2008, including audited financial statements, is enclosed. The annual report is also available online at www.valuevisionmedia.com. For additional printed copies, which are available without charge, please contact our corporate secretary by mail at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344- 3433, Attention: Corporate Secretary.

What is the deadline for submitting a shareholder proposal for including in the proxy statement for our 2009 annual meeting?

We must receive shareholder proposals intended to be presented at the 2009 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than January 17, 2009. The inclusion of any shareholder proposals in those proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. Written copies of all shareholder proposals should be sent to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

PROPOSAL #1

ELECTION OF DIRECTORS

Eight directors will be elected at the meeting. Five of the directors will be voted upon and elected by the holders of shares of common stock voting separately as a class. Three of the directors will be voted upon and elected by the holders of shares of preferred stock voting separately as a class. Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or his or her earlier resignation or removal. All of these director nominees have consented to serve as a director, if elected.

Assuming shareholders elect all the director nominees named in this proxy statement at the annual meeting, we will continue to have eight directors. The board of directors has authority under our by-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the board’s size between annual meetings. Your proxy holder will vote your shares for the board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the board of directors. If none is proposed, the size of the board of directors may be reduced accordingly.

Our corporate governance and nominating committee has nominated five directors to be elected by the holders of the common stock. Previously, our board of directors included six directors elected by the holders of common stock; however, our board of directors reduced the size of the board effective immediately prior to the commencement of the annual meeting as a result of James Barnett announcing his intention not to run for re-election.

The following table sets forth certain information concerning the persons who are nominated for election to the board of directors.

Name	Age	Director Since	Positions Currently Held with Our Company

Common Stock Directors
Rene G. Aiu	58	2008	President, Chief Executive Officer
John D. Buck	57	2004	Executive Chairman of the Board
Michael S. Geller	69	1993	Director
Robert J. Korkowski	67	1993	Director
George Vandeman	68	2005	Director
Preferred Stock Directors
Bonnie S. Hammer	57	—	Director nominee
Douglas V. Holloway	53	2004	Director
Patrick O. Kocsi	39	—	Director nominee

Nominees for Election by Holders of Shares of Common Stock

Rene G. Aiu joined us as president and chief executive officer in March 2008. Previously, Ms. Aiu served as an independent consultant and provided new business development services in the television shopping and interactive television areas to major corporate clients, including InterActive Corporation and Liberty Global Inc. from July 2005 until she accepted her position with us. During the period January 2004 until June 2007 she also was a director of Jupiter SHOP Channel Japan. From February 2003 through May 2005, Ms. Aiu was the president and chief executive officer of Parti-TV Japan, a venture of Liberty Global Inc. and Sumitomo Corporation through Jupiter TV, Japan. Ms. Aiu was the president and chief executive officer of Jupiter SHOP Channel Japan from April 2000 through February 2003, and was promoted to the position of chairman and chief executive officer from February 2003 through December 2003. Before joining Jupiter SHOP Channel Japan, Ms. Aiu worked in various capacities as an international business consultant in the television shopping arena and from February 1992 through July 1995 was senior vice president of marketing, sales, programming & production at Home Shopping Network. Prior to her position at Home Shopping Network, Ms. Aiu held senior level management positions at JC Penny Television Shopping Network, Cable Value Network, which later merged with QVC, and Twentieth Century Fox. From time to time in her professional career, including since July 2005, Ms. Aiu worked on various TV shopping related projects in a consultancy capacity across the globe with TCI International, HSN International and Liberty Global.

John D. Buck currently serves as executive chairman of our board of directors. From October 25, 2007 to March 3, 2008, Mr. Buck served as our interim chief executive officer. His previous experience includes serving as chief executive officer of Medica, Minnesota’s second largest health insurer, from February 2002 to May 2003. Previously, Mr. Buck worked for Fingerhut Companies from 1996 to October, 2000 where he held executive positions of increasing responsibility, concluding with service as president and chief operating officer. He currently serves as non-executive chairman of the board of Medica and serves on the board of directors of Patterson Companies, Inc. and Halo Innovations. Previously, Mr. Buck held senior executive management positions at Graco Inc., Honeywell Inc., and Alliant Techsystems Inc.

Marshall S. Geller is founder and senior managing director of St. Cloud Capital, a Los Angeles based private equity fund formed in December 2001. Mr. Geller has spent more than 40 years in corporate finance and investment banking, including 21 years as senior managing director for Bear, Stearns & Co., with oversight of all operations in Los Angeles, San Francisco, Chicago, Hong Kong and the Far East. Currently he serves as a director on the boards of 1st Century Bank N.A., GP Strategies Corporation, SCPIE Holdings Inc., National Holdings Corp. and Guidance Software, Inc. Mr. Geller is also on the board of governors of Cedars Sinai Medical Center, Los Angeles, serves on the Dean’s Advisory Council for the College of Business & Economics at California State University, Los Angeles and recently was appointed to the Little Hoover Commission, an independent California state oversight agency.

Robert J. Korkowski, from 1989 until his retirement in 1996, was the senior vice president of finance and a director of Opus Corporation, a privately held real estate development and construction company. From 1986 to 1989, Mr. Korkowski was the vice president and chief financial officer of National Computer Systems, Inc., an information systems company. From 1974 to 1986, Mr. Korkowski was executive vice president and chief financial officer of G. Heileman Brewing Company. Mr. Korkowski served as a director of Redline Performance Products, Inc. beginning in 2003 until August 2004. On August 28, 2004, Redline Performance Products filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Minnesota.

George A. Vandeman has been the principal of Vandeman & Co., a private investment firm, since he retired in July 2000 from Amgen Inc., the world’s largest biotechnology company. From 1995 to 2000, Mr. Vandeman was senior vice president and general counsel of Amgen and a member of its Operating Committee. Immediately prior to joining Amgen in July 1995, Mr. Vandeman was a senior partner and head of the mergers and acquisitions practice at the international law firm of Latham & Watkins, where he worked for nearly three decades. Mr. Vandeman is a member and past chair of the board of councilors at the University of Southern California Law School and is a director of Maguire Properties, Inc.

Nominees for Election by Holders of Shares of Preferred Stock

Bonnie S. Hammer was named president, cable entertainment and cable studios for NBC Universal in March 2008. In this role, Ms. Hammer added executive responsibility for NBCU Cable Studios and NBC Universal’s Emerging Networks to her existing duties as president, USA Network and SCI FI Channel. She had served as president of SCI FI since April 2001, adding responsibility for USA Network in May 2004. Her responsibilities include oversight of original scripted content for NBCU’s cable group and external cable channels, as well as leadership of the Emerging Networks group, which includes the Chiller, Sleuth and Universal HD. Joining the company in 1989, Ms. Hammer’s previous titles include executive vice president, general manager of SCI FI Channel and senior vice president of SCI FI Programming & USA Original Productions. Prior to joining Universal Television, Ms. Hammer was an original programming executive at Lifetime Television Network, where she executive produced several award-winning documentaries for the network’s acclaimed Signature Series. Ms. Hammer is a member of the board of directors for A&E Networks and the Sundance Channel. She also serves on the board of the International Radio and Television Society (IRTS) and on the Celebration of Women’s Achievements in Television and Radio steering committee for the Paley Center for Media. Additionally, Ms. Hammer is a mentor for Women in Film & Television.

Douglas V. Holloway has been president of cable investments for NBC Universal Cable since May 2004, and in this capacity oversees NBC Universal’s joint ventures in cable, which include our company, A&E Networks, NBC Weather Plus and National Geographic International. From 1998 until he assumed his current position, Mr. Holloway was president of network distribution and affiliate relations for USAi (which became Universal Television upon the sale of USAi to Vivendi in 2002), where his responsibilities included distribution, affiliate marketing and affiliate relations for USA Network, SCI FI Channel, Trio and News World International. Previously, he held senior positions for USAi and USA Network. Mr. Holloway currently serves on the boards of directors of the Cable and Telecommunications Association for Marketing (CTAM), the CTAM Foundation, the National Association for Multi-Ethnicity in Communications (NAMIC), the NAMIC Foundation and the Westchester Clubman Foundation, and is a member of the board of trustees for Emerson College.

Patrick O. Kocsi is a managing director at GE Commercial Finance. He joined General Electric in 1991 in the financial management program in GE Plastics. In 1996, Mr. Kocsi joined GE Capital in business development, working on acquisitions in the U.S., Brazil and Germany. In 1997, he moved to what is now known as GE Commercial Finance and began overseeing investments in media, industrial and transportation companies, as well as technology companies. Currently, his primary focus is on GE Commercial Finance’s investments in media, communication and entertainment companies, as well as security and sensing related technologies. He is a board member or board observer at five privately held companies in the GE Commercial Finance portfolio.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH OF THE EIGHT NOMINEES LISTED ABOVE
TO CONSTITUTE OUR BOARD OF DIRECTORS.

PROPOSAL #2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP have been our independent registered public accounting firm since fiscal 2002. Upon recommendation from our audit committee, our board of directors selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for our fiscal year ending January 31, 2009, subject to ratification by our shareholders. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2009.

Deloitte & Touche LLP Attendance at Annual Meeting

A representative of Deloitte & Touche LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Billed by Deloitte & Touche LLP

In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by Deloitte & Touche LLP in our fiscal year ended February 2, 2008, known as fiscal 2007, and our fiscal year ended February 3, 2007, known as fiscal 2006, for these various services:

	Fiscal 2007	Fiscal 2006
Description of Fees	Amount	Amount

Audit Fees	$510,242	$469,655
Audit-Related Fees	6,600	20,577

Total Audit and Audit-Related Fees	516,842	490,232
Tax Fees:
Tax Compliance Fees	81,000	98,000
Tax Consultation and Advice Fees	60,000	71,000

Total Tax Fees	141,000	169,000
All Other Fees	—	—

Total	$657,842	$659,232

Audit Fees

The audit fees set forth above for fiscal 2007 and fiscal 2006 consist of fees billed by Deloitte & Touche LLP for audit services in connection with their review of our interim financial statements for the first three quarters of each fiscal year and for the audit of our fiscal year-end financial statements and the effectiveness of internal controls over financial reporting, in addition to fees for audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as comfort letters, consents related to Securities and Exchange Commission registration statements and other services related to Securities and Exchange Commission matters for the fiscal year.

Audit-Related Fees

The audit-related fees set forth above for fiscal 2007 and fiscal 2006 consist of fees billed by Deloitte & Touche LLP for employee benefit plan audits, agreed-upon procedure letters and consultation regarding other accounting matters.

Tax Fees

The tax compliance fees set forth above consist solely of fees billed by Deloitte & Touche LLP for preparation of federal, state and local income tax returns and Internal Revenue Service audit assistance. The tax consultation and advice fees set forth above for fiscal 2007 and fiscal 2006 consist of fees billed for tax planning regarding various federal and state income and sales and use tax matters, as well as assistance with employee compensation matters.

All Other Fees

We were not billed any amounts by Deloitte & Touche LLP for other products and services during fiscal 2007 or fiscal 2006.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent auditor’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee.

Report of the Audit Committee

The role of our committee is one of oversight of our company’s management and independent registered public accounting firm with regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

Our committee has (i) reviewed and discussed our audited financial statements for fiscal 2007 with our company’s management; (ii) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with our company’s independent registered public accounting firm the independent registered public accounting firm’s independence. Based on this review and discussions with management and the independent registered public accounting firm, our committee recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for fiscal 2007 and filed with the Securities and Exchange Commission.

The Audit Committee

Robert J. Korkowski (Chair)
James J. Barnett
Douglas V. Holloway

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
PROPOSAL 2 TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

CORPORATE GOVERNANCE

Shareholder Communications with the Board of Directors

Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with “chairman of the board” or the names of specified directors. This letter should be placed in a larger envelope and mailed to ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary. The corporate secretary will forward the sealed envelopes to the designated recipients.

Attendance at Shareholder Meetings

The directors are encouraged, but not required, to attend all meetings of our shareholders. Seven of our then-serving directors attended our 2007 annual meeting of shareholders.

Director Independence

Messrs. Geller, Holloway, Korkowski, Kocsi and Vandeman, as well as Ms. Hammer, constituting a majority of the board of directors or director nominees, have been determined to be independent as that term is used in Section 10A of the Exchange Act of 1934 and as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Jay Ireland, who resigned from the board of directors on June 29, 2007, and James Barrett and Ronald Herman, who chose not to stand for re-election to the board of directors, were determined to be independent during their periods of service with our company. John Buck was determined to be independent except during the period of time from October 25, 2007 until March 3, 2008 when he also served as the interim chief executive officer of our company while a search process was underway for a new chief executive officer.

Committees of the Board of Directors

Committees established and maintained by the board of directors include the audit committee, the human resources and compensation committee, known as the compensation committee, and the corporate governance and nominating committee, known as the nominating committee. The compensation committee has established a stock-based awards and performance-based compensation subcommittee, known as the equity awards subcommittee. From time to time the board of directors also may establish additional committees for specific purposes.

The directors’ current committee memberships are indicated in the table below:

	Audit	Compensation	Governance	Equity Awards
Director	Committee	Committee	Committee	Subcommittee

Common Stock Directors
Rene G. Aiu	—	—	—	—
James J. Barnett	Member	—	—	—
John D. Buck	—	Chair	Member
Michael S. Geller	—	—	Member	—
Robert J. Korkowski	Chair	Member	Member	Member
George A. Vandeman	—	Member	Chair	Member
Preferred Stock Directors
Ronald J. Herman, Jr.	—	Member	—	—
Douglas V. Holloway	Member	—	Member	—

Audit Committee

At the beginning of fiscal 2007, the audit committee consisted of Robert Korkowski (Chair), James Barnett, Marshall Geller and Ronald Herman. On June 28, 2007, Mr. Herman was appointed to the compensation committee and resigned from the audit committee and Douglas Holloway was appointed in his place to the audit committee. On

May 1, 2008, Marshall Geller resigned from the audit committee due to other time commitments. All members of the audit committee are independent as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Korkowski, a member of the audit committee, is an audit committee financial expert as defined by the Securities and Exchange Commission’s regulations.

The audit committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The audit committee:

•	reviews our audited financial statements and recommends to the board of directors that the audited financial statements be included in our annual report on Form 10-K,

•	recommends to the board of directors the selection of the independent registered public accounting firm to audit our books and records,

•	reviews our accounting and auditing principles and procedures with a view toward providing for adequate internal controls and reliable financial records,

•	approves all fees of, as well as the provision of any non-audit services by, our independent registered public accounting firm, and

•	reviews our quarterly reports on Form 10-Q and our earnings press releases before they are publicly issued.

To this end, the audit committee oversees our financial reporting process by, among other things, reviewing and reassessing the audit committee charter, reviewing with the independent auditors the plans and results of the auditing engagement, recommending and taking action to oversee the independence of our independent registered public accounting firm and recommending to the board of directors the engagement of our independent registered public accounting firm. The audit committee charter was amended in 2004 and complies with the standards set forth in Securities and Exchange Commission and stock exchange regulations. A copy of the audit committee charter is available on our website at www.valuevisionmedia.com.

Human Resources and Compensation Committee

At the beginning of fiscal 2007, the human resources and compensation committee consisted of John Buck (Chair), Jay Ireland, Robert Korkowski and George Vandeman. On June 29, 2007, Mr. Ireland resigned from the board of directors and from the compensation committee and Ronald Herman was appointed to the compensation committee. All members of the compensation committee during fiscal 2007 were independent directors as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules; except that John Buck was not deemed independent during the period of time from October 25, 2007 until March 3, 2008 when he also served as the interim chief executive officer of our company.

The responsibilities of the compensation committee are set forth in the compensation committee charter, which is reviewed regularly and amended as appropriate in light of Securities and Exchange Commission and stock exchange regulations, and which is available on our website at www.valuevisionmedia.com.

Among other duties, the compensation committee has the responsibility to:

•	establish executive compensation strategy, including base salary, incentive compensation and any other compensation elements;

•	assure that all executive officers are compensated in a manner consistent with such strategy, internal considerations, competitive practices and the requirements of regulatory agencies (e.g., Internal Revenue Service, Securities and Exchange Commission, etc.);

•	annually review and approve the components of and total cash compensation for our senior executive officers, and approve any other off-cycle changes to compensation for senior executives;

•	oversee our stock-based incentive plans and approve all grants to company officers made in connection with those plans;

•	review and make recommendations to the board of directors regarding (i) the components of and total cash compensation for our chief executive officer, and (ii) stock-based grants to our chief executive officer;

•	review and, if appropriate, recommend to the board of directors any employment agreements or severance arrangements for the chief executive officer or other members of senior management, including change-in-control provisions, plans or agreements;

•	monitor our employee benefit plans and discharge the duties imposed on the committee by the terms of those plans;

•	oversee work of the equity awards subcommittee;

•	oversee succession planning for the chief executive officer and other members of the senior executive team;

•	annually evaluate the performance of the committee and the adequacy of the committee’s charter, and report the evaluation to the board of directors; and

•	perform other duties or functions deemed appropriate by the board of directors.

Compensation decisions for the named executive officers and the other corporate officers directly reporting to the chief executive officer are made by the compensation committee. For the chief executive officer, the compensation decisions are made by the board of directors upon the recommendation of the committee. Under its charter, the compensation committee has the authority to engage, review and approve the payment of fees to or terminate advisors and consultants as it deems necessary to assist the fulfillment of its responsibilities.

The compensation committee’s meeting agendas are determined by its chair, with the assistance of the human resources department and the corporate secretary. The committee reports on its actions regarding executive compensation to the board of directors for all corporate officers except in the case of the chief executive officer. For the chief executive officer, the committee will make a recommendation to the board of directors for review and action.

The committee is supported by our human resources and legal departments upon request. In addition, the committee has engaged Towers Perrin, a global human resources consulting firm, to conduct periodic reviews of its total compensation program for executive officers. The chair of the committee reviews fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence while rendering advice to the committee. Under a policy established by the committee, Towers Perrin only performs work for the committee, the board of directors and other committees of the board of directors, and is not retained by our management for other benefits, compensation or recruiting services, or any other purposes.

Stock-based Awards and Performance-Based Compensation Subcommittee

The equity awards subcommittee has the authority to approve or recommend to the board of directors for approval, as the case may be, all equity-based awards. At the beginning of fiscal 2007, the subcommittee consisted of Messrs. Buck (Chair), Korkowski and Vandeman. Beginning at the time when Mr. Buck began his service as interim chief executive officer on October 25, 2007 he no longer served on the subcommittee. All members of the subcommittee were independent directors during their period of service on the subcommittee as that term is defined by Internal Revenue Service regulations for purpose of compliance with the requirements of section 162(m) of the Internal Revenue Code.

Corporate Governance and Nominating Committee

At the beginning of fiscal 2007, the governance committee consisted of George Vandeman (Chair), John Buck, Marshall Geller, Robert Korkowski and Douglas Holloway. All members of the compensation committee during fiscal 2007 were independent directors as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

The corporate governance and nominating committee advises and makes recommendations to the board of directors on all matters concerning the selection of candidates as nominees for election as directors, corporate governance, performance of the chief executive officer, compensation of directors and other matters as specified in the governance committee’s charter or as directed by the board of directors. The governance committee has recommended to the board of directors that each of the nominees listed for election to the board of directors in proposal 1 be elected to the board of directors. The responsibilities of the governance committee are set forth in the governance committee charter, which is reviewed regularly in light of Securities and Exchange Commission and stock exchange regulations and is available on our website at www.valuevisionmedia.com.

Search Committee of the Board

On October 21, 2007 the board appointed Messrs. Buck, Herman, Holloway, Korkowski and Vandeman to serve as the members of a committee to supervise the search for a new chief executive officer. From that date the committee was in frequent communication and conducted a number of candidate interviews. The work of the search committee concluded successfully with the appointment of our new president and chief executive officer, Rene G. Aiu, on March 3, 2008.

Director Qualifications and Shareholder Nominations for Directors

The governance committee charter describes the attributes we seek in considering director candidates. The governance committee will consider persons recommended by shareholders in selecting nominees for election to the board of directors. The governance committee recommends qualified individuals who, if added to the board of directors, will provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for our company. We have determined that a majority of our directors should be independent directors. The governance committee uses the following additional guidelines, which are set forth in its charter, in analyzing the qualifications for directors:

The committee will consider the ability of the director candidate to devote sufficient time to fulfilling his or her duties as a director, the candidate’s judgment, skill, experience with businesses and other organizations in industries related to the business of our company (such as consumer merchandising and retail; TV home shopping; TV programming and media; retail operations and fulfillment; direct response marketing; e-commerce and technology; finance; mergers and acquisitions and corporate law), experience as an executive with a publicly traded company, the interplay of the candidate’s experience with the experience of other board members and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors.

Shareholders who wish to suggest qualified candidates should write to: ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344- 3433, Attention: Corporate Governance and Nominating Committee, c/o Corporate Secretary. All recommendations should state in detail the qualification of the persons for consideration by the governance committee and should be accompanied by an indication of the person’s willingness to serve.

Business Ethics Policies

We have adopted a business ethics policy applicable to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this business ethics policy is available on our website at www.valuevisionmedia.com. In addition, we have adopted a code of ethics for our chief executive officer and senior financial management; this policy is also available on our website at www.valuevisionmedia.com. We intend to satisfy the disclosure requirements under Form 8-K regarding an amendment to, or waiver from, a provision of our codes of ethics by posting this information on our website at the address specified above.

Attendance and Meetings of the Board of Directors and Its Committees

Our business and affairs are managed by the board of directors, which held 12 meetings during fiscal 2007. During fiscal 2007, the audit committee held 12 meetings, the compensation committee held eight meetings and the governance committee held five meetings. The equity awards subcommittee met three times in fiscal 2007. During fiscal 2007, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors and total number of meetings held by all committees and subcommittees of the board of directors on which he served.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is now or has ever been an officer or employee of our company or of any of our subsidiaries except for Mr. Buck during the period of time from October 25, 2007 until March 3, 2008 when he also served as the interim chief executive officer of our company. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee. One member of the compensation committee, Mr. Herman, is an officer of GE Commercial Finance, which together with NBC Universal holds approximately 29% of our equity securities on a diluted basis and which has entered into a number of agreements with our company, including a shareholder agreement, distribution and marketing agreement and trademark license agreement, all as more fully described in the section below entitled “Certain Transactions.” Pursuant to the distribution and marketing agreement, our company paid NBC Universal approximately $930,000 in fees in fiscal 2007 for services relating to cable and satellite distribution and marketing.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our securities as of April 18, 2008 based on a total of 33,550,834 shares of common stock and 5,339,500 shares of preferred stock outstanding as of that date by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock or preferred stock, (ii) each of the directors and nominees for election to the board of directors, (iii) our chief executive officer and each of the other executive officers named in the summary compensation table who is or was an executive officer during fiscal 2007 and (iv) all directors and executive officers as a group. Shareholders listed below possess sole voting and investment power with respect to their shares unless otherwise indicated and have a mailing address of 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433.

		Number of Shares	Percent of
Name and Address	Title of Class	Beneficially Owned	Class

Directors and Director Nominees:
James J. Barnett(1)	Common Stock	93,560	*
John D. Buck(2)	Common Stock	174,522	*
Marshall S. Geller(3)	Common Stock	281,560	*
Robert J. Korkowski(4)	Common Stock	203,211	*
George A. Vandeman(5)	Common Stock	46,000	*
Bonnie Hammer(6)	Common Stock	8,490,052	23.9%
	Preferred Stock	5,339,500	100.0%
Ronald J. Herman, Jr.(7)	Common Stock	5,339,500	13.7%
	Preferred Stock	5,339,500	100.0%
Douglas V. Holloway(6)	Common Stock	8,490,052	23.9%
	Preferred Stock	5,339,500	100.0%
Patrick O. Kocsi(7)	Common Stock	5,339,500	13.7%
	Preferred Stock	5,339,500	100.0%
Named Executive Officers:
Frank P. Elsenbast(8)	Common Stock	112,601	*
Nathan E. Fagre(9)	Common Stock	131,407	*
Michael Murray(10)	Common Stock	96,580	*
Geoffrey W. Smith(11)	Common Stock	26,666	*
William J. Lansing(12)	Common Stock	1,783,553	5.0%
Bryan Venberg	Common Stock	—	*
All directors and executive officers as a group	Common Stock	14,995,659	36.0%
(15 persons)(13)	Preferred Stock	5,339,500	100.0%
Other 5% or Greater Shareholders:
Fine Capital Partners, L.P.(14)	Common Stock	3,434,910	10.2%
Fine Capital Advisors, LLC
Debra Fine 152 West 57th Street 37th Floor New York, New York 10019
GE Capital Equity Investments, Inc.(15)	Common Stock	5,339,500	13.7%
201 Merrit 7	Preferred Stock	5,339,500	100.0%
Norwalk, Connecticut 06851
General Electric Capital Corporation 260 Long Ridge Road Stamford, Connecticut 06927
NBC Universal, Inc.(15)	Common Stock	8,489,052	23.9%
30 Rockefeller Plaza	Preferred Stock	5,339,500	100.0%
New York, New York 10112

		Number of Shares	Percent of
Name and Address	Title of Class	Beneficially Owned	Class

Capital Research Global Investors(16)	Common Stock	1,900,000	5.7%
SMALLCAP World Fund, Inc.
333 South Hope Street Los Angeles, California 90071
Soundpost Partners, LP
Jamie Lester Lyrical Partners, L.P.
Jeffrey Keswin(17)	Common Stock	2,805,774	8.4%
405 Park Avenue, 6th Floor New York, New York 10002
Mark A. Riely(18)	Common Stock	2,302,259	6.9%
122 East 55th Street New York, New York 10022
Wentworth, Hauser & Violich, Inc.(19)	Common Stock	1,833,700	5.5%
353 Sacramento Street, Suite 600 San Francisco, California 94111

*	Less than 1%

(1)	Includes options to purchase 80,560 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(2)	Includes options to purchase 95,280 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(3)	Includes options to purchase 110,560 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(4)	Includes options to purchase 75,000 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(5)	Includes options to purchase 30,000 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(6)	As an officer of NBC Universal, Inc., this individual may be deemed to have beneficial ownership of all shares that are beneficially owned by NBC Universal, Inc. See note (15) below. This individual disclaims beneficial ownership of all of the shares that are beneficially owned by NBC Universal, Inc.

(7)	As an officer of GE Commercial Finance, this individual may be deemed to have beneficial ownership of all shares that are beneficially owned by GE Commercial Finance. See note (15) below. This individual disclaims beneficial ownership of all of the shares that are beneficially owned by GE Commercial Finance.

(8)	Includes options to purchase 105,337 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(9)	Includes options to purchase 125,700 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(10)	Represents options to purchase 96,580 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(11)	Represents options to purchase 26,667 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(12)	Represents options to purchase 1,783,553 shares that are presently exercisable or may become exercisable within 60 days of April 18, 2008.

(13)	Includes (a) options to purchase 2,529,236 shares of common stock that are presently exercisable or will become exercisable within 60 days of April 18, 2008 granted to directors and executive officers, (b) warrants to purchase 2,036,858 shares of common stock that are presently exercisable or will become exercisable within 60 days of April 18, 2008 granted to NBC Universal, Inc. that are deemed to be beneficially owned by certain directors who have disclaimed beneficial ownership and (c) shares of common stock and preferred stock beneficially owned by certain directors who have disclaimed beneficial ownership (see notes (6) and (7) above).

(14)	Information with respect to Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine is provided in reliance upon information included in a Schedule 13D/A filed on November 6, 2007. Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Debra Fine each have sole voting and dispositive power with respect to all of the shares.

(15)	Information with respect to GE Commercial Finance, NBC Universal, Inc., General Electric Capital Corporation, known as GE Capital, General Electric Capital Services, Inc., known as GECS, General Electric Company, known as GE, and National Broadcasting Company Holdings, Inc., known as NBCHI is provided in reliance upon information included in a Schedule 13D/A filed on April 13, 2007. General Electric Capital Services, Inc., General Electric Company and National Broadcasting Company Holdings, Inc. disclaim beneficial ownership with respect to all shares of common stock and preferred stock. Common stock shown for GE Commercial Finance includes 5,339,500 shares of common stock issuable upon conversion of the 5,339,500 shares of preferred stock. In addition, common stock shown for NBC Universal, Inc. includes 6,452,194 shares of common stock and 2,036,858 shares of common stock issuable upon exercise of certain warrants for which NBC has sole dispositive power. See “Certain Transactions — Strategic Alliance with GE Commercial Finance and NBC Universal.” Under certain agreements, GE Commercial Finance, NBC Universal, Inc. and GE Capital, as the parent company of GE Commercial Finance, may be deemed to share voting power and dispositive power with respect to 5,339,500 shares of common stock (5,339,500 shares of common stock issuable upon conversion of the 5,339,500 shares of preferred stock). See “Certain Transactions — Strategic Alliance with GE Commercial Finance and NBC” and “— Trademark License Agreement with NBC Universal”. GECS, GE and NBCHI disclaim beneficial ownership with respect to all shares of common stock and preferred stock. The address of GECS and the address of GE is 3135 Easton Turnpike, Fairfield, Connecticut 06431; and the address of NBCHI is 30 Rockefeller Plaza, New York, New York 10112.

(16)	Information with respect to Capital Research Global Investors, a division of Capital Research and Management Company and SMALLCAP World Fund, Inc. is provided in reliance upon information included in a Schedule 13G filed on February 11, 2008. Capital Research Global Investors has sole voting and dispositive power with respect to all of the shares and SMALLCAP World Fund, Inc. has sole voting and dispositive power with respect to none of the shares. Capital Research Global Investors disclaims beneficial ownership in the shares except to the extent of their pecuniary interest in the shares.

(17)	Information with respect to Soundpost Partners, LP, Jaime Lester, Lyrical Partners, L.P. and Jeffrey Keswin is provided in reliance upon information included in a Schedule 13D filed on November 13, 2007. Soundpost Partners, LP and Jaime Lester share voting and dispositive power with respect to all of the shares with Lyrical Partners, L.P. and Jeffrey Keswin.

(18)	Information with respect to Mark A. Riely is provided in reliance upon information included in a Schedule 13D filed on December 6, 2007. Mr. Riely shares voting and dispositive power with respect to 1,500,205 of the shares, including 1,314,390 shares owned by Media Group Investors, L.P., which has a sole general partner, Media Group Management, Inc., of which Mr. Riely is a 75% shareholder, and 185,815 shares owned by Media Group Investments, Ltd., which has as its investment advisor Vercingetorix Corp., of which Mr. Riely is a 50% shareholder. Mr. Riely has sole voting and dispositive power with respect to 802,054 of the shares.

(19)	Information with respect to Wentworth, Hauser & Violich, Inc. is provided in reliance upon information included in a Schedule 13G filed on February 13, 2008. Wentworth, Hauser & Violich, Inc. has sole voting and dispositive power with respect to all of the shares. Wentworth, Hauser & Violich, Inc. disclaims beneficial ownership in the shares except to the extent of their pecuniary interest in the shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of the compensation program covering our chief executive officer, chief financial officer, our three other currently-serving most highly compensated executive officers, and two highly compensated former executive officers who ceased employment with our company during fiscal 2007, all of whom are referred to in this proxy statement as the named executive officers.

Overview of Our Compensation Program

The compensation committee is charged, under its charter, with the oversight of our human resources management and employee compensation and benefits, including compensation of our named executive officers and other designated company executives. Our named executive officers for fiscal 2007 consist of our interim president and chief executive officer, chief financial officer, senior vice president and general counsel, vice president — operations, and vice president — internet, as well as our former president and chief executive officer and our former senior vice president — human resources, operations and customer service who ceased employment with our company during fiscal 2007. The compensation committee also oversees compensation for all other company officers.

Our Compensation Strategy and Objectives

Our executive compensation policies are designed to provide competitive levels of compensation that integrate pay with our annual objectives and long-term goals, reward improved corporate performance, recognize individual initiative and achievements, motivate individuals to generate growth in corporate earnings, align executive and shareholder interests, and attract and retain superior executive talent. The compensation committee evaluates both performance and compensation to ensure that the compensation provided to key leadership remains competitive relative to executives in similar positions at peer companies. The committee believes compensation provided by our company to our executives, including the named executive officers, should include both cash and equity-based compensation that reward performance, based on established goals and measurable business results and, in the case of equity-based compensation, increases in our company’s common stock price.

Role of the Compensation Committee and the Chief Executive Officer

The compensation committee has the primary responsibility for assisting the board of directors in succession planning for the chief executive officer and overseeing the development of succession planning for the other named executives. The compensation committee also annually reviews the elements of the chief executive officer’s total compensation in light of the goals and objectives of the compensation program and the annual performance evaluation of the chief executive officer (which is initially conducted by the governance committee), and makes recommendations to the board of directors. The committee is assisted in this process by its compensation consultant, Towers Perrin, as discussed below. The chief executive officer does not play a role in determining his or her own compensation, except to the extent of discussing performance goals and his or her annual performance evaluation.

The chief executive officer and the committee together review and assess the performance of the other named executives on an annual basis and the committee determines their compensation, based in part on initial recommendations of the chief executive officer. In reaching compensation decisions for the other named executive officers, the committee and the chief executive officer are assisted by the human resources department and the committee’s compensation consultant. The other named executives do not play a role in determining their own individual compensation, other than discussing their own performance goals and annual performance evaluations with the chief executive officer.

Role of our Compensation Consultant

The compensation committee has engaged Towers Perrin, a global human resources consulting firm, to assist the committee in developing the compensation programs for the chief executive officer and the other named executives, as well as our directors and other company officers. Towers Perrin works for the compensation and governance committees; it does not perform other consulting or advisory work for our company and receives no compensation from us except in connection with the matters assigned to it by the compensation or governance committee. The compensation consultant from Towers Perrin attends compensation committee and corporate governance committee meetings and in some cases, board of director meetings, including executive sessions, when so requested by the committee chairman or the chairman of the board.

How We Set Executive Compensation

Based on our compensation strategy and objectives, the compensation committee has structured our base salary, annual management incentive plan and long-term compensation programs (both cash and non-cash). To ensure competitiveness of each element of our compensation program, including base pay and annual and long-term incentives, the committee generally directs Towers Perrin to conduct an annual review of our total compensation for the named executive officers and the other corporate officers. Towers Perrin provides the committee with relevant market data, including data from both published surveys and proxy sources, and alternatives to consider when making compensation decisions for the named executive officers and the other corporate officers.

The committee compares each element of total compensation against an established peer group as well as data from published survey sources. The peer group, which is reviewed periodically and updated by the committee, consists of publicly traded specialty retail, e-commerce, media and mail order/catalog companies. Data from published salary surveys is reviewed for comparison positions in organizations with similar revenues. Published salary surveys include Towers Perrin, Mercer and Watson Wyatt benchmark surveys as well as the Towers Perrin media/retail survey.

The companies included in our peer group for proxy pay comparison in fiscal 2007 included:

1 800 FLOWERS.COM Inc.	Finlay Enterprises Inc.	priceline.com Inc.
Alloy Inc.	GSI Commerce Inc.	School Specialty Inc.
Amazon.com, Inc.	IAC/InterActive Corp.	The E. W. Scripps Co.
Blair Corp.	Liberty Media Interactive	Sharper Image Corp.*
The Bombay Company Inc.	Overstock.com Inc.	Systemax Inc.
Coldwater Creek Inc.	PC Mall Inc.	Zale Corp.
eBay Inc.

*	Since the proxy pay comparison was completed, Sharper Image filed for bankruptcy.

We compete with many larger retailers for executive talent. Therefore, the committee’s philosophy generally is to set total compensation (base pay, annual and long-term incentives) for the named executive officers at market competitive levels of compensation paid for similar roles in comparator organizations. Actual base pay levels are determined giving consideration to external market data, internal equity/value, our company’s performance, individual experience, qualifications and performance, and overall affordability. Annual incentives are designed to provide market competitive incentives for meeting challenging annual targets and greater incentives for exceeding aggressive annual targets. Long-term incentives are designed to compensate executives by providing market competitive total direct compensation and align executive performance with shareholder interests.

Our compensation strategy allows for a substantial portion of compensation to be allocated to annual and long-term incentives. We do not maintain an established compensation mix (i.e., percentage of pay allocated between base pay and incentive pay, either annual or long-term). Instead, the committee reviews executive compensation data to determine the appropriate pay mix and competitive level for each named executive officer. In May 2007, the committee approved a compensation mix for the named executive officers that resulted on average in total direct compensation (base salary, target annual incentive and annualized expected value of long-term incentives) of approximately 40% base pay and 60% incentive pay (annual and long-term incentives). In December 2007, as discussed in the stock options section of this discussion, our board of directors approved a special stock option grant for all officers as a retention and incentive tool. This resulted in greater emphasis on incentive pay, as base salaries did not change.

Components of Our Fiscal 2007 Executive Compensation Program

The elements in the executive compensation program for fiscal 2007 were base salary compensation, short-term incentive compensation through an annual management bonus plan, long-term incentive compensation through a cash-based long-term incentive plan and stock options, and miscellaneous benefits and perquisites (consisting primarily of a car allowance, a 401(k) plan and customary health benefits). The car allowance perquisite was discontinued in fiscal 2008. Each element of compensation is described below.

Base Salary

We pay competitively to our relevant labor market for talent. Actual pay levels are determined with consideration given to external market data, internal equity/value, individual performance, our company’s performance and overall affordability.

The committee reviews base salaries of the named executive officers. In its review, the committee considers external and comparable proxy data, internal equity/value and individual performance of the officer. Base salary compensation is typically considered annually as part of our performance review process. In addition, base salary compensation is reviewed upon a promotion or substantial change in job responsibility.

Annual Performance-Based Compensation

Annual incentive compensation for executives is based primarily on attainment of specified corporate financial results, as determined by the compensation committee, with market competitive incentives for meeting challenging targets and greater incentives for exceeding aggressive targets. We developed our management incentive plan to provide annual incentives to our senior executives, align executive performance incentives with shareholder interests, and to encourage these executives to remain in our employ through annual cash incentive awards. All officers are eligible to participate in the management incentive plan. The incentive plan rewards participants with annual incentive cash compensation for attaining pre-determined company goals and in some cases, individual goals. Awards are based on actual results measured against the attainment of performance targets selected by the committee based on measures reflecting of one or more of the following: earnings or earnings per share; EBITDA or EBITDA per share; net earnings or net earnings per share (profit after taxes); inventory levels or inventory turnover; total net sales; total gross profit or total gross profit percentage; operating cash flow or free cash flow; economic value added; accounts receivable (measured in terms of days sales outstanding); operating expenses; operating income; total shareholder return; return on equity; pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis; profit before taxes or profit after taxes less our cost of capital; or sales growth (gross sales or net sales). Any of these targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance. We originally adopted a management incentive plan in 2002 and our shareholders approved our current plan in 2007. The plan is subject to compensation committee oversight and modification and may be modified during the fiscal year as appropriate.

At its first meeting in each fiscal year, in February or March, the compensation committee reviews and approves the components of the management incentive plan for the upcoming fiscal year, including the minimum, target and maximum levels for each component in the plan. No payment is approved for the named executive officers unless we achieve a minimum performance level as defined by the fiscal year’s approved plan. For fiscal 2007, the committee established a maximum payout level of 200% of the target. The management incentive plan includes various incentive levels based on the executive’s job level and impact on company operations, with fiscal 2007 award targets ranging from 43% to 120% of base salary for the named executive officers.

For fiscal 2007, the named executive officer’s annual incentives under this plan were based 60% on the achievement of EBITDA (as defined by the compensation committee for purposes of calculating payment of annual incentives under the Management Incentive Plan and for calculating payments under the Long Term Incentive Plan, herein after referred to as “EBITDA, as adjusted”) goals and 40% on the achievement of sales goals. Reduced annual incentives would have been paid if at least 88% of the EBITDA, as adjusted, goal was achieved and/or if at least 97% of the sales goal had been achieved. However, based on actual fiscal 2007 results, no annual incentive payments were made as the minimum thresholds for EBITDA, as adjusted, and sales thresholds required for payment were not attained as determined by the compensation committee. The adjustments to EBITDA and the thresholds are discussed in more detail below.

Specific financial and business performance goals that are intended to meet shareholder expectations have been identified for fiscal 2008. The purpose of this plan is to focus and align the organization by communicating and rewarding the achievement of company and individual performance goals. As part of rolling out the fiscal 2008 incentive plan, all officers’ incentive targets were reduced by 15% in order to fund company-wide participation for all eligible employees without increasing the overall company expense for the fiscal 2008 plan.

For fiscal 2008, our chief executive officer’s annual incentive will be based 100% on the achievement of company goals, with 70% based on the achievement of EBITDA goals, as EBITDA may be adjusted in the committee’s discretion to exclude non-recurring items or otherwise reflect corporate developments; 15% based on the achievement of return rate goals and 15% based on the achievement of active core customer growth goals. For all other officers, annual incentives will be based 75% on the achievement of company goals (weighted 70%/15%/15% to achievement of EBITDA, as it may be adjusted, return rate and core customer growth respectively) and 25% on the achievement of specific individual goals. For all participants, return rate and active core customer goals exclude the impact of sales of computers and electronics. However, no payments for any of the company or individual performance measures will be made unless the company achieves a minimum threshold of EBITDA, as it may be adjusted, and a minimum threshold of cash flow.

2007 Performance Targets for Annual Incentive Compensation

Our annual incentive compensation performance targets in 2007 were designed to encourage the achievement of high single-digit sales increases and a significant increase in EBITDA, as adjusted, profitability over fiscal 2006. For fiscal 2007, the target payout for the named executive officers was based on achieving actual sales and EBITDA, as adjusted, performance in line with pre-approved annual target levels of $831.2 million in sales and $18.6 million in EBITDA, as adjusted. In fiscal 2007, our actual sales level was $782 million, an increase of 2% over fiscal 2006, and our actual EBITDA, as adjusted, was $6.9 million compared to an EBITDA, as adjusted, of $14.7 million the prior year. In the first quarter of fiscal 2007, the compensation committee decided to exclude from annual incentive plan and long-term incentive plan (LTIP) compensation calculations in fiscal 2007 any benefit or penalty relating to non-recurring non-operating gains or losses realized by our company in connection with the then-recently completed sale of our 12.5% equity interest stake in Ralph Lauren Media LLC (RL Media). Accordingly, EBITDA, as adjusted and net income, as adjusted, for fiscal 2007 annual incentive plan and LTIP calculation purposes, did not include the impact of the approximately $40 million pre-tax gain from the sale of RL Media. The committee also determined to adjust the fiscal 2007 annual incentive plan and LTIP targets for EBITDA, as adjusted, and net income, as adjusted, downward by $3 million to reflect the loss of the previously-anticipated positive contribution to those measures from equity income from the company’s stake in RL Media. Because our performance in fiscal 2007,as adjusted in this manner, fell below the targets, as adjusted, the named executive officers did not receive any payments from our annual management incentive plan. EBITDA, as adjusted, is defined, and a reconciliation to net income is provided, in our annual report on form 10-K for fiscal 2007, which has been filed with the Securities and Exchange Commission.

Long-Term Incentive Compensation

Stock Options

Awards of stock options and restricted stock grants are designed to motivate sustained share price growth over the long-term and to align the executives’ interests with those of shareholders. Our equity compensation plans permit our company to grant stock options and restricted stock to key personnel, consultants and members of our board of directors. Our equity compensation plans also provide the ability for our company to grant other forms of equity awards, such as performance shares; however, to date no equity awards other than stock options or restricted stock have been made.

The compensation committee has established an equity awards administration policy and guidelines for executives and other employees. Equity-based compensation is consistent with the committee’s overall compensation philosophy by aligning the long-term incentives of management and designated employees with the long-term interests of shareholders and providing a valuable tool for management and employee retention. The policy addresses the required approvals for any equity awards, a regular equity award grant cycle tied to annual performance reviews and scheduled meetings of the compensation committee, establishment of grant dates, fair market value and exercise prices for stock options, standards for the size of the equity awards based on the position and performance of the individual at our company, the impact of stock trading blackout periods and public announcements, and internal controls and recordkeeping. Stock options generally are granted at our regularly scheduled April/May compensation committee meeting. On occasion we will make equity compensation grants outside of our annual grant cycle for new hires and promotions or recognition or retention purposes. All grants to executive officers are approved by the compensation committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by the committee at the time of approval. We generally do not grant equity awards by written consent but instead seek to have equity grants awarded during in-person or telephonic meetings of the compensation committee or the board of directors. We have no practice or policy of coordinating or timing the release of company information around grant dates.

The committee also has established (i) the stock-based awards and performance-based subcommittee, which has the authority to approve or recommend to the board of directors for approval, as the case may be, all equity-based awards for company executives; and (ii) a management committee of company employees, known as the equity awards committee, which has been delegated limited authority to approve equity-based awards to other employees under the oversight and pursuant to grant guidelines established by the compensation committee. The compensation committee believes that, to the extent possible, equity awards should be made on a regular annual grant cycle tied to meetings scheduled in advance of either the subcommittee or the equity awards committee.

During fiscal 2007, restricted stock awards were granted to John Buck, representing compensation received for serving as the company’s interim president and chief executive officer from October 25, 2007 through the end of the fiscal year 2007. The grants are summarized on the Grants of Plan Based Awards table. In addition to his role as chairman of the board of directors, Mr. Buck served as our interim president and chief executive officer following the employment cessation of William Lansing, our former chief executive officer, on October 25, 2007. The board of directors approved a compensation program for Mr. Buck for fulfilling this interim role. Under the initial program, Mr. Buck was to be paid at a rate of $40,000 per month and could elect to receive the compensation in cash, restricted stock or stock options in the month prior to performing actual services. On December 18, 2007, a modification to this compensation program was approved by the board of directors, whereby Mr. Buck received a grant of 8,500 shares of restricted stock for each month of service as our interim president and chief executive officer. In making the modification to the compensation program, the board of directors recognized that Mr. Buck had been devoting more time and effort as our interim president and chief executive officer than originally anticipated. The revised program also aligned Mr. Buck’s compensation more closely with the creation of shareholder value. The shares of restricted stock vested on March 3, 2008, when Rene G. Aiu joined our company as our new president and chief executive officer.

In December 2007, our board of directors approved stock option grants for all officers, including the named executive officers, as a retention and incentive tool. In lieu of an annual grant, the stock-based awards and performance-based compensation subcommittee approved stock option grants for officers at the rate of twice the normal annual grant. The special grant was designed as a tool both for retention and incentivizing officers during a critical leadership and business transition. The grants vest over a four year period, with half of the grant vesting in 2009 and half in 2011. As part of this special grant, no base salary increases for these officers will be approved in 2008. Additionally, recipients of this special stock option grant will forego annual stock option grants in 2008 and 2009. The details of the specific grants are listed on the Grants of Plan Based Awards table.

Performance-Based Long-Term Incentive Plan

We established the 2006 long-term incentive plan, known as the LTIP, in fiscal 2005. The purpose of the plan was to provide designated key employees with financial incentives tied to our company’s success in achieving challenging multi-year financial and business goals. The LTIP was established to assist us in our ability to retain key employees at a time when the stock options outstanding under our stock option programs were largely out of the money, to reinforce a performance culture by rewarding measurable results over time and to tie a meaningful portion of key employees’ total compensation to the achievement of multi-year corporate goals and objectives.

Under the LTIP, for each performance period the compensation committee selects financial or operational performance measures and established targets for these measures that must be achieved in order for the participating employees to receive awards under the plan. The initial performance period under the LTIP covered the two-year period of fiscal 2006 and 2007. For the initial period, the compensation committee determined that qualification for an incentive award under the plan would be tied to our company’s attainment of targets established for four specific financial and business measures at the end of each of fiscal year 2006 and fiscal year 2007. These measures were: net sales; EBITDA, as adjusted; net income; and gross margin dollars per hour. Awards could be earned for achievement of the specified targets for each of the four measures at the rate of up to 50% of the potential incentive award for fiscal 2006 and at the rate of up to 100% of the potential incentive award for fiscal 2007; however, the awards were not cumulative (i.e., only the greater of the potential awards for fiscal 2006 or 2007 were paid, with fiscal 2007 results weighted higher to promote retention). The compensation committee of the board of directors administers the LTIP and has the authority in its sole discretion to calculate and, in its discretion to reduce, the awards payable under the LTIP and to exclude one-time or extraordinary events from the applicable calculations of payable amounts. The potential cost of the LTIP for the initial two-year performance period, if all performance measures were achieved at 100%, was an aggregate amount of approximately $5 million. Actual payments made in March 2008 resulted in an aggregate payment of approximately $1.1 million. As stated above, in the first quarter of fiscal 2007 the compensation committee approved certain adjustments to the calculation of EBITDA, as adjusted, and net income, as adjusted, under the 2007 annual incentive plan and the LTIP, in connection with the sale of the company’s stake in RL Media. These adjustments had a significant downward impact on the calculated levels of EBITDA, as adjusted and net income, as adjusted, in fiscal 2007 as compared to the target levels for purposes of these two plans and on the calculated payments awarded under the 2007 annual incentive plan and the 2006-2007 LTIP. The board of directors authorized the LTIP to operate only for the initial performance period of fiscal 2006 and 2007; the LTIP could be extended in future periods only upon an affirmative written determination by the board of directors. At this time, no determination has been made to continue the LTIP for future periods.

With the exceptions of Mr. Buck and Mr. Smith, all of our named executive officers were selected to participate in the plan for the initial performance period, as well as nine other officers. The officers designated by the compensation committee to participate under the LTIP were eligible to receive a 100% payout of their target award equal to their base salary and annual incentive objective (as in effect at the beginning of fiscal 2006) if all of the targets set for each of the four plan measures were fully achieved at the end of fiscal 2007, provided that the participant remained an employee in good standing of our company at the time of payment under the plan (March 2008). In the event all of the targets were not fully achieved during the initial performance period, the participant was eligible to receive a lesser amount under the LTIP based on our company’s performance under the established measures; however, no amount was awarded with respect to a specific plan measure unless at least 60% of the plan measure target was achieved. Following fiscal 2007 results, LTIP payments for participants in good standing at the time of payment (March 2008) were paid at 52% of their target award. LTIP payments received by our named executive officers in good standing at the time of payment are included in the Summary Compensation Table.

The preceding summary description of the plan is qualified in its entirety by reference to the terms of the plan, which is attached as an exhibit to a report on Form 8-K which was filed with the Securities and Exchange Commission on January 18, 2006.

Performance Targets for the Long-Term Incentive Plan

Our LTIP included four specific performance targets for 2006 and 2007, as discussed above. For fiscal years 2006 and 2007, we had established pre-approved performance targets prior to the beginning to the initial performance period.

For fiscal 2006, performance targets were set at $741 million for net sales; $9 million for EBITDA, as adjusted; a loss of $(13) million for net income, as adjusted; and $31,100 for gross margin dollars per hour. Our results for fiscal 2006 as determined by the compensation committee were net sales of $767 million; EBITDA, as adjusted of $14.7 million; net loss, as adjusted of ($7) million and gross margin dollars per hour of $30,600. For fiscal 2007 performance targets were set at $800 million for net sales; $22 million for EBITDA, as adjusted; a loss of ($3) million for net income, as adjusted; and $34,500 for gross margin dollars per hour. Our results for fiscal 2007 as determined by the compensation committee were net sales of $782 million; EBITDA, as adjusted of $6.9 million; net loss, as adjusted of ($9) million and gross margin dollars per hour of $31,100. EBITDA, as adjusted is defined, and a reconciliation to net income is provided, in our annual report on Form 10-K for fiscal 2006 and fiscal 2007, which have been filed with the Securities and Exchange Commission.

As a result, LTIP payments for participants in good standing at the time of payment (March 2008) were paid at 52% of their target award. This is result of the combined effect of fiscal year results and weighting.

Retirement Plan

We provide a qualified defined contribution plan, our 401(k) plan, for all eligible employees including the named executive officers. Participants can defer a portion of their eligible compensation on a pre-tax basis up to the applicable Internal Revenue Service limits. We provide a match equal to 50% of the first 6% of pay that is contributed to the plan up to Internal Revenue Service compensation limits. All company matching contributions vest 20% per year of vesting service and a participant is fully vested after five years.

We do not provide a defined benefit plan.

Perquisites

We provide limited perquisites to executives. Select named executive officers received an auto allowance in fiscal 2007 and commuting expenses as noted in the Summary Compensation Table. William Lansing, our former chief executive officer, received annual tax preparation support as noted in the Summary Compensation Table.

In fiscal 2008, as a result of reviewing our compensation strategy, we no longer provide auto allowances or tax preparation support as perquisites to our executives.

Compensation of New Executive Officers Hired in Fiscal 2008

Several new senior officers were hired in early fiscal 2008, including our president and chief executive officer, Rene G. Aiu, who joined our company on March 3, 2008. On March 4, 2008, Ms. Aiu was appointed to our board of directors. Mr. Buck stepped down as interim chief executive officer on March 3, 2008 and will continue to serve as executive chairman of our board of directors. On April 1, 2008, we announced the addition of three senior officers: Glenn Leidahl, our chief operating officer; Terry Curtis, our senior vice president — customer analytics and sales planning; and John Gunder, our senior vice president — media and on-air sales. All three senior officers report directly to our chief executive officer.

Rene G. Aiu

Ms. Aiu’s compensation consists of base salary, annual and long-term incentives as well as eligibility for severance as stated in her offer letter and released in a report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2008. As part of her compensation package, Ms. Aiu receives an annualized base salary of $600,000 and a target annual incentive opportunity of 75% of her base salary, with the opportunity to achieve up to 150% of her base salary if our company’s financial performance meets or exceeds the maximum award level goals. However, as described in the Annual Performance-Based Compensation section of this discussion, her fiscal 2008 annual incentive target was reduced by 15%. Her incentive opportunity in our annual management incentive plan will also be prorated in fiscal 2008 based on her hire date. A portion of her fiscal 2008 incentive payment is guaranteed at a minimum value of $300,000 with $150,000 paid upon hire and the balance paid within 90 days of the end of fiscal 2008. The fiscal 2008 annual incentive balance payable following the end of the fiscal year will be the greater of (a) $150,000 or (b) the actual 2008 incentive earned less $150,000.

Ms. Aiu’s long-term incentives include an option to purchase 750,000 shares of our common stock at a price per share of $5.19, the closing price of our common stock of March 3, 2008, her employment start date. This option vests in 1/3 increments upon each anniversary of her employment start date and expires ten years from the date of grant. She will also receive an additional grant of an option to purchase 200,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the date of grant, which grant will be made at the first board of directors meeting following the first anniversary of her start date with our company, but in no event later than April 30, 2009, so as long as she remains the chief executive officer at that time.

In the event Ms. Aiu’s employment is terminated without cause or she resigns from employment for good reason (as defined in her offer letter), she is eligible to receive the greater of (a) the severance pay and other transition benefits as defined in our severance guidelines in effect at the time of her termination or (b) 24 months of target cash compensation, where the monthly target cash compensation is equal to 1/12 of her base salary plus 1/12 of her annual target incentive opportunity (which is 75% of her base salary) as of the date of termination. In the event of termination without cause or resignation for good reason within 12 months following a change of control of our company, in addition to the payments described in this paragraph, and otherwise due under any other agreements we enter into with Ms. Aiu, we shall pay or make available to Ms. Aiu a pro-rata portion of her target annual incentive opportunity amount for the fiscal year in which the removal or resignation occurs. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code will be Ms. Aiu’s responsibility. All transition and severance pay or benefits are conditional upon her execution of an effective agreement that complies with applicable laws in which she releases our company and all related parties from any and all claims against them.

In addition to our company’s standard relocation package, we provided Ms. Aiu with an additional payment of $50,000 net after applicable taxes for the purpose of covering additional transitional expenses.

Glenn K. Leidahl

Mr. Leidahl’s compensation consists of base salary, annual and long-term incentives as well as eligibility for severance as stated in his offer letter and released in a report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2008. As part of his compensation package, Mr. Leidahl receives an annualized base salary of $350,000, a signing bonus of $50,000, and a target annual incentive opportunity of 50% of his base salary, with the opportunity to achieve up to 100% of his base salary if our company’s financial performance meets or exceeds the maximum award level goals. However, as described in the Annual Performance-Based Compensation section of this discussion, his fiscal 2008 annual incentive target was reduced by 15%. His incentive in our annual management incentive plan will also be prorated in fiscal 2008 based on his hire date. A portion of his fiscal 2008 incentive payment is guaranteed at a minimum value of $80,000 which was paid upon hire. The fiscal 2008 balance payable following the end of the fiscal year will be the actual incentive earned less $80,000.

Mr. Leidahl’s long-term incentives include an option to purchase 225,000 shares of our common stock at a price per share of $5.74, the closing price of our common stock of April 1, 2008, his employment start date. This option vests in 1/3 increments upon each anniversary of his employment start date and expires ten years from the date of grant.

In the event Mr. Leidahl’s employment is terminated without cause or he resigns from employment for good reason, he is eligible to receive the greater of (a) the severance pay and other transition benefits as defined in our severance guidelines for executive officers in effect at the time of his termination or (b) 12 months of his base salary at the time of termination plus 12 months of medical coverage under COBRA. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code will be Mr. Leidahl’s responsibility. All transition and severance pay or benefits are conditional upon his execution of an effective agreement that complies with applicable laws in which he releases our company and all related parties from any and all claims against them.

Terry T. Curtis

Mr. Curtis’ compensation consists of base salary, annual and long-term incentives as well as eligibility for severance as stated in his offer letter. As part of his compensation package, Mr. Curtis receives an annualized base salary of $320,000 and a target annual incentive opportunity of 45% of his base salary with the opportunity to achieve up to 90% of his base salary if our company’s financial performance meets or exceeds the maximum award level goals. However, as described in the Annual Performance-Based Compensation section of this discussion, his fiscal 2008 annual incentive target was reduced by 15%. His incentive in our annual management incentive plan will also be prorated in fiscal 2008 based on his hire date. A portion of his fiscal 2008 incentive payment is guaranteed at a minimum value of $70,000 which was paid upon hire. The fiscal 2008 balance payable following the end of the fiscal year will be the actual incentive earned less $70,000.

Mr. Curtis’ long-term incentives include an option to purchase 150,000 shares of our common stock at a price per share of $5.74, the closing price of our common stock of April 1, 2008, his employment start date. This option vests in 1/3 increments upon each anniversary of his employment start date and expires ten years from the date of grant.

In the event Mr. Curtis’ employment is terminated without cause or he resigns from employment for good reason, he is eligible to receive the greater of (a) the severance pay and other transition benefits as defined in our severance guidelines for executive officers in effect at the time of his termination or (b) 12 months of his base salary at the time of termination plus 12 months of medical coverage under COBRA. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code will be Mr. Curtis’ responsibility. All transition and severance pay or benefits are conditional upon his execution of an effective agreement that complies with applicable laws in which he releases our company and all related parties from any and all claims against them.

John D. Gunder

Mr. Gunder’s compensation consists of base salary, annual and long-term incentives as well as eligibility for severance as stated in his offer letter. As part of his compensation package, Mr. Gunder receives an annualized base salary of $240,000 and a target annual incentive opportunity of 45% of his base salary with the opportunity to achieve up to 90% of his base salary if our company’s financial performance meets or exceeds the maximum award level goals. However, as described in the Annual Performance-Based Compensation section of this discussion, his fiscal 2008 annual incentive target was reduced by 15%. His incentive in our annual management incentive plan will be prorated in fiscal 2008 based on his hire date. A portion of his fiscal 2008 incentive payment is guaranteed at a minimum value of $50,000 which was paid upon hire. The fiscal 2008 balance payable following the end of the fiscal year will be the actual incentive earned less $50,000.

Mr. Gunder’s long-term incentives include an option to purchase 150,000 shares of our common stock at a price per share of $5.74, the closing price of our common stock of April 1, 2008, his employment start date. This option vests in 1/3 increments upon each anniversary of his employments start date and is exercisable ten years from the date of grant.

In the event Mr. Gunder’s employment is terminated without cause or he resigns from employment for good reason, he is eligible to receive the greater of (a) the severance pay and other transition benefits as defined in our severance guidelines for executive officers in effect at the time of his termination or (b) 12 months of his base salary at the time of termination plus 12 months of medical coverage under COBRA. Any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code will be Mr. Gunder’s responsibility. All transition and severance pay or benefits are conditional upon his execution of an effective agreement that complies with applicable laws in which he releases our company and all related parties from any and all claims against them.

Accounting and Tax Considerations

Our general approach to the design of compensation programs and practices is to seek to meet the standards of Internal Revenue Code sections 162(m) and 409A in order to receive the most favorable tax treatment for our company for expenses relating to executive compensation. Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation over $1 million paid to our chief executive officer or any of the four other most highly compensated executive officers (subject to certain exceptions). The existing management incentive plan, approved by the shareholders at the 2007 annual meeting, is consistent with Section 162(m). The board of directors and the compensation committee generally intend that any grants of options or performance units under the omnibus stock plans and awards made under the management incentive plan meet the requirements of Section 162(m). The committee believes, however, that in order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The 2006-2007 LTIP was not compliant with Section 162(m). The committee will continue to consider future opportunities for compliance with Section 162(m) that it feels are in the best interests of our company and its shareholders. With respect to compliance with Section 409A of the Internal Revenue Code, while we do not maintain a deferred compensation plan, we currently structure our compensation programs and practices to comply with Section 409A and we plan to make any amendments as necessary within the required time periods.

Compensation Committee Report

The compensation committee of our board of directors has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Human Resources And
Compensation Committee

John D. Buck (Chair)
Ronald J. Herman Jr.
Robert J. Korkowski
George A. Vandeman

Summary Compensation Table

The following table shows, for each of our named executive officers for fiscal 2007 and 2006 (if applicable), information concerning compensation earned for services in all capacities during fiscal 2007 and 2006. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets that show the executive’s current compensation, including equity and non-equity based compensation.

				Stock	Option	Non-Equity	All Other
			Salary	Awards	Awards	Incentive Plan	Compensation		Total
Name and Principal Position	Year		($)	($)(1)	($)(2)	Compensation ($)(3)	($)(4)		($)

John Buck	2007	(5)	—	12,544	—	—	—		12,544
Interim President and Chief Executive Officer	2006	(7)	—	—	—	—	—		—
Frank Elsenbast	2007		294,231	—	27,152	183,225	14,903	(4)	519,511
Senior Vice President and	2006		269,231	—	21,079	126,179	13,272	(4)	429,761
Chief Financial Officer
Nathan Fagre	2007		309,231	—	139,558	202,071	13,816	(4)	664,676
Senior Vice President,	2006		296,769	—	9,820	126,179	12,528	(4)	445,296
General Counsel and Secretary
Geoffrey Smith	2007			—		—
Vice President — Internet	2006	(7)	237,692	—	96,393	—	85,944	(6)	420,029
Michael Murray	2007			—		(8)
Vice President — Operations	2006	(7)	123,185	—	10,861	—	268,913	(9)	402,959
William J. Lansing(10)	2007		634,231	—	—	—	2,805,382	(11)	3,439,613
Former President and	2006		850,000	—	—	1,287,024	39,459	(12)	2,176,483
Chief Executive Officer
Bryan Venberg(13)	2007		202,692	—	—	—	290,121	(14)	492,813
Former Senior Vice	2006		244,231	—	48,715	126,179	11,924	(4)	431,049
President — Human Resources, Operations and Customer Service

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by our Company in fiscal 2007 for stock awards as determined pursuant to FAS 123R.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by our Company in fiscal 2006 and/or 2007 for option awards as determined pursuant to FAS 123R. These compensation costs reflect certain option awards granted in and prior to fiscal 2006 and 2007. The assumptions used to calculate the value of option awards are set forth under Note 6, “Shareholders Equity and Redeemable Preferred Stock — Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2006 filed with the Securities and Exchange Commission on April 17, 2007 and for fiscal 2007 filed with the Securities and Exchange Commission on April 29, 2008.

(3)	For fiscal 2006, amounts represent performance-based compensation paid for performance through the annual management incentive plan. For fiscal 2007, amounts represent the performance-based compensation paid for performance through the long-term incentive plan (LTIP) covering fiscal 2006 and fiscal 2007. No performance-based compensation was paid through the annual management incentive plan for fiscal 2007.

(4)	Represents receipt of an auto allowance as well as company match in our 401(k) Plan. Unless otherwise noted, named executive officers were eligible for an annual auto allowance equal to $6,600 per year. We provide a company match in the 401(k) plan equal to 50% for the first 6% of eligible compensation deferred, up to IRS compensation limits.

(5)	Consists solely of Mr. Buck’s compensation for serving as our interim chief executive officer. Mr. Buck’s compensation for serving as a director is set forth under “Director Compensation for Fiscal 2007.”

(6)	Includes $82,621 in commuting expenses, in addition to 401(k) plan company match.

(7)	Not a named executive officer in fiscal 2006.

(8)	Not eligible for payment through the LTIP covering fiscal 2006 and fiscal 2007 due to employment termination on May 21, 2007.

(9)	Includes $243,000 in severance pay, as a result of a layoff connected with restructuring our operations on May 21, 2007. Mr. Murray was rehired by us on November 8, 2007. Also includes $8,627 of accrued vacation, paid out upon layoff per policy in addition to commuting expenses ($7,260), auto allowance ($3,300) and 401(k) plan company match.

(10)	On October 25, 2007, at the request of our board of directors, Mr. Lansing stepped down as our Chief Executive Officer.

(11)	Includes $2,720,000 in severance pay, as a result of cessation of employment on October 25, 2007. Also includes $49,038 of accrued vacation, paid out upon cessation per policy in addition to auto allowance ($13,500), tax preparation assistance ($16,959) and 401(k) plan company match.

(12)	Includes $18,000 in auto allowance and $14,859 in tax preparation assistance, in addition to company match in our 401(k) plan.

(13)	On October 26, 2007, at the request of our board of directors, Mr. Venberg stepped down as our Senior Vice President — Human Resources, Operations and Customer Service.

(14)	Includes $266,600 in severance pay, as a result of cessation of employment on October 26, 2007. Also includes $15,000 of accrued vacation, paid out upon cessation per policy in addition to auto allowance ($5,077) and 401(k) plan company match.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during fiscal 2007. The majority of grants during fiscal 2007 were for our cash-based annual management incentive plan and stock option awards.

							All Other	All Other
							Stock	Option
							Awards:	Awards:
							Number of	Number of	Exercise or
							Shares of	Securities	Base Price of	Grant Date Fair
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Stock or	Underlying	Stock or	Value of
	Date of	Grant	Threshold	Target	Maximum		Units	Options	Option Awards	Stock or Option
Name	Action	Date	($)	($)	($)		(#)	(#)	($/SH)	Awards ($)

John Buck	11/23/2007	11/23/2007	—	—	—		7,649 (2)	—	6.41	49,030	(4)
	12/27/2007	12/27/2007	—	—	—		11,270 (2)	—	6.39	72,015	(4)
	1/31/2008	1/31/2008	—	—	—		8,500 (2)	—	6.28	53,380	(4)
Frank Elsenbast			90,000	150,000	300,000	(1)	—	—	—	—
	12/13/2007	12/13/2007	—	—	—		—	250,000 (3)	6.48	725,000	(5)
Nathan Fagre			93,600	156,000	312,000	(1)	—	—	—
	12/13/2007	12/13/2007	—	—	—		—	200,000 (3)	6.48	580,000	(5)
Geoffrey Smith			64,800	108,000	216,000	(1)	—	—	—	—
	12/13/2007	12/13/2007	—	—	—		—	100,000 (3)	6.48	290,000	(5)
Michael Murray			60,000	100,000	200,000	(1)	—	—	—	—
	12/13/2007	12/13/2007	—	—	—		—	100,000 (3)	6.48	290,000	(5)
William Lansing			612,000	1,020,000	2,040,000	(1)	—	—	—	—
Bryan Venberg			70,200	117,000	234,000	(1)	—	—	—	—

(1)	Reflects possible payouts under awards made to our executive officers under our annual management incentive plan. Payment of these awards was contingent upon our company achieving its sales and EBITDA, as adjusted, targets for fiscal 2007. No payment was made under our annual management incentive plan for fiscal 2007.

(2)	Restricted stock grants represent compensation received for serving as our interim chief executive officer from November 16, 2007 through the end of fiscal year 2007. The restricted stock vested in its entirety upon hire of new President and Chief Executive Officer on March 3, 2008.

(3)	Stock option grants vest over a four year period, with half of the grant vesting on December 13, 2009 and the remaining half vesting on December 13, 2011.

(4)	Amounts shown equal the number of shares granted at the fair value on date of grant.

(5)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, amounts shown are the total compensation costs to be recognized by our company over the option’s vesting period as determined pursuant to FAS 123R. These compensation costs reflect option awards granted in fiscal 2007. The assumptions used to calculate the value of option awards are set forth under Note 6, “Shareholders Equity and Redeemable Preferred Stock — Stock-Based Compensation” of the notes to consolidated financial statements included in our Annual Report on form 10-K for fiscal 2006 filed with the Securities and Exchange Commission on April 29, 2008.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at the end of fiscal 2007.

Stock Awards
Equity
				Equity	Incentive
				Incentive	Plan
				Plan	Awards:
				Awards:	Market
				Number of	Value of
			Market Value	Unearned	Unearned
		Number of	of Shares	Shares,	Shares,
		Shares or	or Units	Units or	Units or
		Units of Stock	of Stock	Other Rights	Other Rights
		That Have	That Have	That Have	That Have
		Not Vested	Not Vested	Not Vested	Not Vested
Name	Grant Date	(#)	($)	(#)	($)

John Buck	11/23/2007	7,649	46,888	—	—
	12/27/2007	11,270	69,085	—	—
	1/31/2008	8,500	52,105	—	—

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Option	Options	Exercise
		(#)	(#)	Price	Option
Name	Grant Date	Exercisable	Unexercisable	($/Share)	Expiration Date

Frank Elsenbast	5/23/2001	2,333		$20.55	5/23/2007,2008,2009(4)
	4/16/2002	5,000		$19.90	4/16/2008,2009,2010(4)
	11/25/2002	4,590		$14.77	11/25/2008,2009,2010(4)
	5/9/2003	2,800		$12.35	5/9/2009
	11/17/2003	25,000		$15.73	11/17/2009,2010,2011(4)
	7/1/2004	4,950		$13.02	7/1/2014
	8/12/2004	25,000		$10.54	8/12/2014
	1/7/2005	25,000		$13.12	1/7/2015
	3/2/2005	10,664		$12.82	3/2/2015
	12/13/2007	—	250,000(1)	$6.48	12/13/2017
Nathan Fagre	4/5/2001	20,000		$12.94	4/5/2007,2008,2009(4)
	2/2/2002	11,500		$18.15	2/2/2007,2008
	11/25/2002	37,040		$14.77	11/25/2008,2009,2010(4)
	5/9/2003	14,000		$12.35	5/9/2009
	7/1/2004	16,500		$13.02	7/1/2014
	3/2/2005	26,660		$12.82	3/2/2015
	12/21/2006	—	100,000(2)	$12.70	12/21/2016
	12/13/2007	—	200,000(1)	$6.48	12/13/2017
Geoffrey Smith	8/14/2006	10,000	20,000(3)	$10.74	8/14/2016
	5/24/2007	—	50,000(3)	$10.48	5/24/2017
	12/13/2007	—	100,000(1)	$6.48	12/13/2017
Michael Murray	6/24/2004	75,000		$12.62	6/24/2014
	7/1/2004	8,250		$13.02	7/1/2014
	3/2/2005	13,330		$12.82	3/2/2015
	12/13/2007	—	100,000(1)	$6.48	12/13/2017
William Lansing	12/1/2003	1,400,000		$15.46	10/25/2009(5)
	7/1/2004	196,350		$13.02	04/24/2008(6)
	3/2/2005	187,203		$12.82	04/24/2008(6)
Bryan Venberg	—	—		—	—

(1)	Stock option grants become exercisable over a four year period, with half of the grant vesting on December 13, 2009 and the remaining half vesting on December 13, 2011. Options expire ten years from date of grant.

(2)	Stock option grant becomes exercisable in three equal installments beginning on December 21, 2008. Options expire 10 years from date of grant.

(3)	Options vest in three equal installments beginning on the first anniversary of the date of grant. Options expire 10 years from date of grant.

(4)	Options vested in three equal installments beginning on the first anniversary of the date of grant. The expiration date of each vesting segment for these options expires five years after the vesting date.

(5)	Options expire two years following employment cessation date.

(6)	Options expired six months following employment cessation date.

Option Exercises and Stock Vested

There were no stock options that were exercised by our named executive officers during fiscal 2007. There were no stock awards provided to the named executive officers that vested during fiscal 2007.

Pension Benefits

We currently do not provide any pension benefits to our named executive officers.

Nonqualified Deferred Compensation

We currently do not provide any nonqualified deferred compensation plans to our named executive officers.

Employment Agreements and Potential Payments Upon Termination or Change-In-Control

We have entered into severance and change-in-control agreements with two of our named executive officers, Frank Elsenbast and Nathan Fagre, which are summarized below. John Buck, our interim president and chief executive officer at the end of fiscal 2007, does not have any employment, severance or change-in-control agreements with the company and therefore is not entitled to any potential payments upon termination or change-in-control.

The potential payments upon termination or change in control presented in the following tables assume a change in control date of February 2, 2008 and a change of control stock price of $6.13, which was the closing sale price of our common stock on February 2, 2008. The calculations also assume aggregate values of medical and dental insurance benefits based on current plan design and full rates where applicable.

Frank Elsenbast and Nathan Fagre

On December 7, 2005, we entered into change of control and severance agreements with each of Mr. Elsenbast and Mr. Fagre. The agreements provide for severance payments equal to 24 months of the executive’s salary and automobile allowance in the event that there is a change of control of our company and subsequently their employment is terminated without cause by us or is terminated for good reason by the executive. In this case, the executive is also entitled to receive a pro-rata share of his annual incentive target in the fiscal year in which the termination of employment occurs, and continued medical and dental benefits for the 24 month period (or, at the executive’s option, reimbursement for obtaining health coverage under COBRA). In the event that the executive’s employment is terminated either by us without cause or by the employee for good reason in the absence of a change of control of our company, then the executive is entitled to receive 18 months of salary and automobile allowance, a pro-rata share of the actual annual incentive that would have been payable for the fiscal year in which the termination occurred, and medical and dental benefits for a period of 18 months. In order to receive any of these benefits described above, the executive would need to enter into a release of claims against us and agree not to compete against us for 18 to 24 months. The agreements expire December 7, 2008.

On December 13, 2007, the board of directors approved changes to the severance arrangements for Mr. Elsenbast and Mr. Fagre. Under the approved changes, during the period from December 13, 2007 until the end of fiscal 2008, in the event these officers are terminated from employment by our company without cause or for good reason by the officer, then these officers will receive an enhanced severance payment equal to two times their base salaries and two times their annual incentive objective. This enhanced limited-duration enhanced severance program was approved to ensure that the officer team would remain in place during the Chief Executive Officer transition period.

Geoffrey Smith and Michael Murray

Mr. Smith and Mr. Murray, while neither have an employment, severance or change-in-control agreement with the company, are eligible for severance pay under company guidelines as in effect from time to time.

Potential Payments

The following tables set forth the benefits and payments that the named executive officers would have received had their employment terminated on February 2, 2008. No named executive officers are entitled to any payments in the event of their death or disability, or in the event of termination of their employment either voluntarily or for cause. Moreover, no named executive officer is entitled to any potential payment in connection with a change in control without termination of employment. The named executive officers set forth below are the only named executive officers who would be entitled to any payments in the event their employment terminated on February 2, 2008.

	Frank Elsenbast
	Qualifying
	Termination	Change in
	Unrelated to a	Control &
	Change in	Qualifying
	Control	Termination
Benefit	($)	($)(2)

Cash Severance:
Base Salary	600,000	600,000
Bonus	300,000	300,000

Total	900,000	900,000

Other Benefits:
Health & Welfare(1)	15,787	21,049
Car Allowance	9,900	13,200

Total	25,687	34,249

Total	925,687	934,249

(1)	Values shown are aggregate.

(2)	Full value of incremental benefits are shown, but amounts in excess of the 280G limit would be cut back as the executive’s agreement caps benefits at the 280G wage base limit.

	Nathan Fagre
	Qualifying
	Termination	Change in
	Unrelated to a	Control &
	Change in	Qualifying
	Control	Termination
Benefit	($)	($)(2)

Cash Severance:
Base Salary	624,000	624,000
Bonus	312,000	312,000

Total	936,000	936,000

Other Benefits:
Health & Welfare(1)	15,787	21,049
Car Allowance	9,900	13,200

Total	25,687	34,249

Total	961,687	970,249

(1)	Values shown are aggregate.

(2)	Full value of incremental benefits are shown, but amounts in excess of the 280G limit would be cut back as the executive’s agreement caps benefits at the 280G wage base limit.

	Geoffrey Smith
	Qualifying
	Termination	Change in
	Unrelated to a	Control &
	Change in	Qualifying
	Control	Termination
Benefit	($)	($)

Cash Severance:
Base Salary	480,000	480,000
Bonus	216,000	216,000

Total	696,000	696,000

	Michael Murray
	Qualifying
	Termination	Change in
	Unrelated to a	Control &
	Change in	Qualifying
	Control	Termination
Benefit	($)	($)

Cash Severance:
Base Salary	450,000	450,000
Bonus	200,000	200,000

Total	650,000	650,000

DIRECTOR COMPENSATION FOR FISCAL 2007

We use a combination of cash and stock-based compensation to attract and retain qualified board members. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties as directors, committee members and chairs. The governance committee also reviews analyses completed by Towers Perrin relative to director compensation. Towers Perrin provides the governance committee with relevant market data, including data from proxy sources in our peer group, and alternatives to consider when making compensation decisions for director compensation.

The summary below represents compensation paid to directors during fiscal 2007. The director compensation program consists of an annual cash retainer for all board members, additional cash retainers for the non-executive chairman, committee chairs and audit committee members and an annual stock-based grant. Additionally, the non-executive chairman receives an annual stock option grant equal to 20,000 options, a compensation program change approved during fiscal 2007. As approved on June 28, 2007, the annual retainer for directors increased from $50,000 to $65,000. The annual grant of 8,000 restricted shares of common stock, subject to one-year vesting remained unchanged. The three directors who are elected by the holders of the preferred stock do not receive compensation for their service as directors pursuant to the terms of our shareholders agreement with GE Commercial Finance (the holder of the preferred stock). In addition, William Lansing, our former chief executive officer, did not receive any additional compensation for his service on the board of directors.

The following table shows information concerning compensation provided to each of our non-employee directors for services provided as a director during fiscal 2007. We did not include any amounts paid to John Buck in connection with his service as our interim chief executive officer following October 25, 2007.

	Fees Earned or				All Other
	Paid In Cash		Stock Awards	Option Awards	Compensation	Total
Name	($)		($)(6)	($)(6)	($)	($)

James J. Barnett	68,750	(1)	53,527	—	—	122,277
John D. Buck	139,057	(2)	53,527	98,200	—	290,784
Marshall S. Geller	80,750	(3)	53,527	—	—	134,277
Robert J. Korkowski	103,807	(4)	53,527	—	—	157,334
George A. Vandeman	95,807	(5)	53,527	—	—	149,334

(1)	Consists of: $58,750 annual board retainer and $10,000 for serving as a member of the audit committee.

(2)	Consists of: $61,500 annual board retainer, $40,500 for serving as chair of the board of directors, $12,000 for serving as Chair of the compensation committee and $25,057 as the fiscal 2007 portion for service on the search committee of the board.

(3)	Consists of: $58,750 annual board retainer, $12,000 for serving as chair of the board of directors and $10,000 for serving as a member of the audit committee.

(4)	Consists of: $58,750 annual board retainer, $20,000 for serving as chair of the audit committee and $25,057 as the fiscal 2007 portion for service on the search committee of the board.

(5)	Consists of: $58,750 annual board retainer, $12,000 for serving as chair of the governance committee and $25,057 as the fiscal 2007 portion for service on the search committee of the board.

(6)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the stock and/or option awards granted in fiscal 2007 in accordance with FAS 123R.

The governance committee annually reviews and makes recommendations to the board of directors as to director compensation issues at its June board meeting, with advice and benchmarking analysis from Towers Perrin. Under the current director compensation structure, each director would receive an annual retainer of $65,000 (payable quarterly). In addition, the chairman of the board receives a supplemental annual retainer of $65,000 and an annual grant of 20,000 stock options; the chairman of the audit committee receives a supplemental annual retainer of $20,000; the chairman of the compensation or governance committee receives a supplemental annual retainer of $12,000 annually, $10,000 annually. Furthermore, under the current compensation program, each director would be awarded 8,000 shares of restricted stock at the June meeting, subject to a one-year vesting requirement. Directors do not receive any per-meeting fees. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees.

As released in a report on Form 8-K on March 3, 2008, Mr. Buck resigned as interim president and chief executive officer but will be continuing as executive chairman of the board. The board of directors requested that Mr. Buck continue devoting additional time to the affairs of our company in support of the new chief executive officer during a transitional period of a number of months during fiscal year 2008. During this transition period, the board of directors has authorized and approved a retainer for Mr. Buck of $10,000 per month for this transitional support and advice, in addition to the previously approved and announced compensation for his service as chairman of the board and chairman of the human resources and compensation committee of the board of directors.

CERTAIN TRANSACTIONS

Strategic Alliance with GE Commercial Finance and NBC Universal

NBC Universal Trademark License Agreement

On November 16, 2000, we entered into a trademark license agreement with NBC Universal, known as NBCU pursuant to which NBCU granted us an exclusive, worldwide license for a term of ten years to use certain NBC trademarks, service marks and domain names to rebrand our business and corporate name and website. We subsequently selected the names ShopNBC and ShopNBC.com.

Under the license agreement we have agreed, among other things, to (i) certain restrictions on using trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBCU, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets in such territories, (iii) not own, operate, acquire or expand our business to include certain businesses without NBCU’s prior consent, (iv) comply with NBCU’s privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business such that one-third or more of our revenues or our aggregate value is attributable to certain services (not including retailing services similar to our existing e-commerce operations) provided over the internet. The license agreement also grants to NBCU the right to terminate the license agreement at any time upon certain changes of control of our company, in certain situations upon the failure by NBCU to own a certain minimum percentage of our outstanding capital stock on a fully diluted basis, and certain other situations. On March 28, 2007, we extended the term of the license by six months, such that the license would continue through May 15, 2011, and provide that certain changes of control involving a financial buyer would not provide the basis for an early termination of the license by NBCU.

Strategic Alliance with NBC Universal and GE Commercial Finance

In March 1999, we entered into a strategic alliance with NBCU and GE Commercial Finance. Pursuant to the terms of the transaction, NBCU and GE Commercial Finance acquired 5,339,500 shares of our Series A Redeemable Convertible Preferred Stock between April 1999 and June 1999, and NBCU was issued a warrant to acquire 1,450,000 shares of our common stock, known as the distribution warrants, with an exercise price of $8.29 per share, under a distribution and marketing agreement discussed below. In addition, we issued to GE Commercial Finance a warrant, known as the investment warrant, to increase its potential aggregate equity stake (together with its affiliates, including NBCU) at the time of exercise to approximately 40%. The preferred stock is convertible into an equal number of shares of our common stock, subject to anti-dilution adjustments, has a mandatory redemption on the tenth anniversary of its issuance or upon a change of control at $8.29 per share, participates in dividends on the same basis as the common stock and has a liquidation preference over the common stock and any other junior securities. On July 6, 1999, GE Commercial Finance exercised the investment warrant and acquired an additional 10,674,000 shares of our common stock for an aggregate of $178.4 million, or $16.71 per share. Following the exercise of the investment warrant, the combined ownership of our company by GE Commercial Finance and NBCU on a diluted basis was approximately 40%. In February 2005, GE Commercial Finance sold 2,000,000 shares of our common stock to several purchasers. In July 2005, GE Commercial Finance entered into agreements to sell an additional 2,604,932 shares of our common stock in privately negotiated transactions to a number of different purchasers; this sale was completed on September 15, 2005. As of the end of fiscal 2007, GE Commercial Finance and NBCU currently have a combined ownership in our company of approximately 29% on a diluted basis.

GE Commercial Finance Shareholder Agreement

In March 1999, we also entered into a shareholder agreement with GE Commercial Finance, which provides for certain corporate governance and standstill matters. The shareholder agreement (together with the certificate of designation of the preferred stock) initially provided that GE Commercial Finance and NBCU would be entitled to designate nominees for two out of seven members of our board of directors so long as their aggregate beneficial ownership was at least equal to 50% of their initial beneficial ownership, and one out of seven members so long as their aggregate beneficial ownership was at least 10% of the “adjusted outstanding shares of common stock,” as defined in the shareholder agreement. The shareholder agreement also requires the consent of GE Commercial Finance prior to our entering into any material agreements with certain restricted parties (broadcast networks and internet portals in certain limited circumstances). Finally, we are prohibited from exceeding certain thresholds relating to the issuance of voting securities over a twelve-month period, the payment of quarterly dividends, the repurchase of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt greater than the larger of $40 million or 30% of our total capitalization. We are also prohibited from taking any action that would cause any ownership interest by us in TV broadcast stations from being attributable to GE Commercial Finance, NBCU or their affiliates.

The shareholder agreement provides that during the standstill period (as defined in the shareholder agreement), subject to certain limited exceptions, GE Commercial Finance and NBCU are prohibited from: (i) any asset/ business purchases from us in excess of 10% of the total fair market value of our assets; (ii) increasing their beneficial ownership above 39.9% of our shares; (iii) making or in any way participating in any solicitation of proxies; (iv) depositing any securities of our company in a voting trust; (v) forming, joining or in any way becoming a member of a “13D Group” with respect to any voting securities of our company; (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any voting securities of our company; (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us, or nominating any person as a director of our company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a “takeover transaction” or “change in control,” each as defined in the shareholder agreement, that has not been rejected by the board of directors, or the board of directors pursues such a transaction, or engages in negotiations or provides information to a third party and the board of directors has not resolved to terminate such discussions, then GE Commercial Finance or NBCU may propose to us a tender offer or business combination proposal.

In addition, unless GE Commercial Finance and NBCU beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Commercial Finance and NBCU shall not sell, transfer or otherwise dispose of any securities of our company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the shareholder agreement, (ii) that have been consented to by us, (iii) pursuant to a third-party tender offer, (iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in a bona fide public distribution or bona fide underwritten public offering, (vi) pursuant to Rule 144 of the Securities Act of 1933, or (vii) in a private sale or pursuant to Rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v) or (vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to such transfer, beneficial ownership, individually or in the aggregate with that person’s affiliates, of more than 10% of the adjusted outstanding shares of the common stock.

The standstill period will terminate on the earliest to occur of (i) the ten-year anniversary of the shareholder agreement, (ii) our entering into an agreement that would result in a “change in control” (subject to reinstatement), (iii) an actual “change in control,” (iv) a third-party tender offer (subject to reinstatement), or (v) six months after GE Commercial Finance and NBCU can no longer designate any nominees to the board of directors. Following the expiration of the standstill period pursuant to clause (i) or (v) above (indefinitely in the case of clause (i) and two years in the case of clause (v)), GE Commercial Finance and NBCU’s beneficial ownership position may not exceed 39.9% of our diluted outstanding stock, except pursuant to issuance or exercise of any warrants or pursuant to a 100% tender offer for our company.

On March 19, 2004, we agreed with NBCU and GE Commercial Finance to amend the shareholder agreement as follows: (i) to increase the authorized size of our board of directors to nine from seven; (ii) to permit NBCU and GE Commercial Finance together to appoint three directors instead of two to our board of directors; and (iii) to provide that NBCU and GE Commercial Finance would no longer have the right to have its director-nominees serve on the audit, compensation or nominating and governance committees, in the event the committees must be comprised solely of “independent” directors under applicable laws or Nasdaq regulations. In that case, NBCU and GE Commercial Finance have the right to have an observer attend all of these committee meetings, to the extent permitted by applicable law or regulation.

GE Commercial Finance Registration Rights Agreement

Pursuant to the investment agreement, we entered into a registration rights agreement with GE Commercial Finance providing GE Commercial Finance, NBCU and their affiliates and any transferees and assigns, an aggregate of five demand registrations and unlimited piggy-back registration rights.

NBC Universal Distribution and Marketing Agreement

We entered into a distribution and marketing agreement with NBCU dated March 8, 1999 that provides NBCU with the exclusive right to negotiate on our behalf for the distribution of our home shopping television programming. NBCU may terminate the distribution agreement if we enter into certain significant affiliation agreements or a transaction resulting in a change in control. As compensation for these services, we agreed to pay NBCU an annual fee which is currently approximately $930,000 per year, and issued NBCU 1,450,000 distribution warrants. The exercise price of the distribution warrants was $8.29 per share. In fiscal 2004, NBCU exercised a portion of the original distribution warrants in a cashless exercise acquiring 101,509 shares of common stock. In fiscal 2005, NBCU exercised all remaining original distribution warrants in a cashless exercise acquiring 281,199 additional shares of common stock. On March 28, 2007, we agreed with NBCU to reduce the amount of the annual fee payable to NBCU to the current rate of approximately $930,000. NBC could earn additional warrants to the extent that it successfully negotiates additional distribution agreements for our company (including renewals of existing distribution agreements). During 2008, a majority of our distribution agreements are scheduled to expire. If NBC successfully negotiates extensions or renewals of these agreements under the parameters established by us, it could be entitled to receive substantial numbers of additional warrants from us under a formula set forth in the distribution agreement; some elements of the formula include the length of the new or renewed contract, the number of subscribers covered by the contract, and the current market price of our common stock at the effective date of the new agreements.

Credit Card Agreement with Affiliate of GE Commercial Finance

In the third quarter of fiscal 2006, we introduced a new private label and co-branded revolving consumer credit card program. The program is made available to all qualified consumers for the financing of purchases of products and services from us and for the financing of purchases from other retailers. The program is intended to be used by cardholders for purchases made primarily for personal, family or household use. The issuing bank, which is an affiliate of GE Commercial Finance, is the sole owner of the account issued under the program and absorbs all losses associated with non-payment by cardholders. The issuing bank pays fees to us based on the number of credit card accounts activated and on card usage. Once a customer is approved to receive a ShopNBC private label or co-branded credit card and the card is activated, the customer is eligible to participate in our credit card rewards program. Under the rewards program, points are earned on purchases made with the credit cards at ShopNBC and other retailers where the co-branded card is accepted. Cardholders who accumulate the requisite number of points are issued a $50 certificate award towards the future purchase of our merchandise. The certificate award expires after twelve months if unredeemed. The program provides a number of benefits to customers in addition to the awards program, including deferred billing options and other special offers. During fiscal 2007 and fiscal 2006, customer use of the private label and co-branded cards accounted for approximately 20% and 17% of our television and internet sales, respectively. We believe that the use of the ShopNBC credit card furthers customer loyalty and reduces our overall bad debt exposure since the credit card issuing bank bears the risk of bad debt on ShopNBC credit card transactions.

Agreement with RightNow Technologies, Inc.

In July 2004, we entered into an agreement with RightNow Technologies, Inc under which we paid RightNow Technologies approximately $171,000 during fiscal 2006 and $46,000 during fiscal 2007 to utilize certain proprietary customer service technologies developed by RightNow Technologies and for payment of annual software maintenance fees relating to this technology. Our former president and chief executive officer, William J. Lansing, serves on the board of directors of RightNow Technologies.

Related Person Transactions Approval Policy

In February 2007, our board of directors adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. This policy applies to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest where such person’s interest in the transaction(s) involves at least $100,000 in value. In order for the transaction, arrangement or relationship to be subject to this policy, there must a financial aspect to the transaction, which may, for example, involve payments between us and the related person or otherwise providing value to one of the parties.

Under the policy, a related person is any (1) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of our company; (2) greater than 5% beneficial owner of our common stock; or (3) immediate family member of the foregoing. Immediate family member include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons- and daughters-in law, and brothers- and sisters-in-law and anyone residing in such person’s home, except for tenants or employees.

Prior to entering into any related person transaction, the audit committee of our board of directors must be presented with the relevant information about the proposed transaction, in order for the committee to assess whether the related person transaction is beneficial to our company and the proposed terms are fair to us. The committee is authorized to approve, deny, or approve subject to specified conditions, any related party transaction in its sole discretion. The policy also outlines certain factors that the audit committee may take into account in considering a related person transaction, and itemizes certain routine transactions which are exempt from the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of our common stock to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. To our knowledge, none of our directors or executive officers failed to file on a timely basis any reports during fiscal 2007.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the meeting other than as described in this proxy statement. If any other matters shall properly come before the meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxies as to any matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of our company.

Our fiscal 2007 annual report and our annual report on Form 10-K for fiscal 2007, including financial statements, are being mailed with this proxy statement.

Shareholders who wish to obtain an additional copy of our annual report on form 10-K for fiscal 2007 may do so without charge by writing to us at ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433, Attention: Corporate Secretary.

By Order of the Board of Directors

Rene G. Aiu
President and Chief Executive Officer

COMMON STOCK PROXY CARD
COMMON STOCK PROXY

VALUEVISION MEDIA, INC.
PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.
VALUEVISION MEDIA, INC. PROXY
The undersigned, a shareholder of ValueVision Media, Inc., hereby appoints Rene G. Aiu and Frank P. Elsenbast, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual meeting of shareholders of ValueVision Media, Inc. to be held at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Wednesday, June 11, 2008 at 9:00 a.m., central time, and at any and all postponements and adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the matters set forth herein. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, the proxies will vote FOR all nominees in proposal 1 and FOR proposal 2 and at their discretion on any other business as may properly come before the meeting.
The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the meeting.
See reverse for voting instructions.

COMPANY #
THERE ARE THREE WAYS TO VOTE YOUR PROXY
YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
— Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 10, 2008.
— Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — HTTP://WWW.EPROXY.COM/VVTV/ — QUICK *** EASY *** IMMEDIATE
— Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on June 10, 2008.
— Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ValueVision Media, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
— Please detach here —
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
1. Election of directors:

01 Rene G. Aiu	04 Robert J. Korkowski
02 John D. Buck	05 George A. Vandeman
03 Marshall S. Geller

☐	Vote FOR all	☐	Vote WITHHELD
	nominees		from all nominees
(except as marked)
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE
THE NUMBER(s) OF THE NOMINEE(s) IN THE BOX PROVIDED TO THE RIGHT.)
2. Proposal to ratify Deloitte & Touche LLP as independent registered public accounting firm for the current fiscal year. ☐ For       ☐ Against       ☐ Abstain
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL
Address Change? Mark Box ☐ Indicate changes below:
Date
Signature(s) in Box
Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PREFERRED STOCK PROXY CARD
PREFERRED STOCK PROXY

VALUEVISION MEDIA, INC.
PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.
VALUEVISION MEDIA, INC. PROXY
The undersigned, a shareholder of ValueVision Media, Inc., hereby appoints Rene G. Aiu and Frank P. Elsenbast, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of ValueVision Media, Inc. to be held at 6690 Shady Oak Road (Human Resources Entrance), Eden Prairie, Minnesota, on Wednesday, June 11, 2008 at 9:00 a.m., central time, and at any and all postponements and adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the matters set forth herein. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, the proxies will vote FOR all nominees in proposal 1 and FOR proposal 2 and at their discretion on any other business as may properly come before the meeting.
The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the meeting.
See reverse for voting instructions.

COMPANY #
— Please detach here —
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
1. Election of directors:

01 Bonnie S. Hammer	☐	Vote FOR	☐	Vote WITHHELD
02 Douglas V. Holloway		all nominees		from all nominees
03 Patrick O. Kocsi		(except as marked)
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE
THE NUMBER(s) OF THE NOMINEE(s) IN THE BOX PROVIDED TO THE RIGHT.)
2. Proposal to ratify Deloitte & Touche LLP as independent registered public accounting firm for the current fiscal year. ☐ For       ☐ Against       ☐ Abstain
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL
Address Change? Mark Box ☐ Indicate changes below:
Date
Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.